                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



                                February 12, 2002
                        (Date of earliest event reported)


                             Commission file number:

                   GRAPHIC PACKAGING INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)


                  Colorado                                84-1208699
        (State or other jurisdiction                   (I.R.S. Employer
     of incorporation or organization)               Identification No.)

4455 Table Mountain Drive, Golden, Colorado                 80403
  (Address of principal executive offices)                (Zip Code)

                                 (303) 215-4600

              (Registrant's telephone number, including area code)

Item 9.  Regulation FD Disclosure

          On February 12, 2002, Graphic Packaging International Corporation ("GPIC") announced its audited results for the quarter and year ended December 31, 2001. A copy of the press release is attached hereto as
 Exhibit 99.1 and is incorporated herein by reference.

          On February 14, 2002, GPIC announced that it had priced its offering of $300,000,000 of 8 5/8% senior subordinated notes due 2012 issued by its wholly owned subsidiary, Graphic Packaging Corporation ("GPC"). The net proceeds of the offering and borrowings under its new credit facility will be used to repay borrowings under GPIC's existing credit facility and to repurchase its existing subordinated notes at par (the "Refinancing Transactions"). A copy of the press release issued by GPIC on February 14, 2002 is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is a discussion of GPIC's consolidated results of operations and current financial position. This discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this offering circular. This discussion of our results of operations and financial condition includes various forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions that we consider reasonable. For information about risks and exposures relating to our businesses and our company, you should read the section entitled "Risk Factors" in this offering circular.

Overview

   We are one of the two leading manufacturers of folding cartons in North America with an estimated 13% market share. Our business strategy is to maintain and improve our customer relationships and market leadership, while leveraging our low cost position.

   GPIC was incorporated in Colorado in August 1992 as a holding company for the packaging, ceramics, aluminum and developmental businesses formerly owned by Adolph Coors Company, or ACCo. In December 1992, ACCo distributed to its shareholders all outstanding shares of GPIC's stock. During our initial years, we operated packaging, ceramics, aluminum and various developmental businesses. Through various acquisitions and divestitures, a spin-off and other transactions, we are now strategically focused on the folding carton segment of the fiber-based product packaging industry.

   Significant transactions completed since 1997 that have enabled us to strategically focus on the folding carton industry include the following:

  Acquisitions

   On January 14, 1998, we acquired The Britton Group plc, an international packaging group operated through two principal divisions: folding cartons and plastics. The folding carton division, Universal Packaging, operated in the United States. The plastics division operated in the United Kingdom and was sold on April 20, 1998.

   On August 2, 1999, we acquired the Fort James Corporation's folding carton operations, which included folding carton converting operations located throughout North America and a recycled paperboard mill located in Kalamazoo, Michigan.

  Divestitures

   On August 3, 1999, we sold our majority interest in a solar distribution company.

   On September 2, 1999, we sold our flexible packaging plants.

   On November 5, 1999, we sold our discontinued aluminum operations.

   On December 31, 1999, we spun-off our ceramics business, CoorsTek.

   On October 31, 2000, we sold our Malvern, Pennsylvania packaging plant.

   Throughout 1999 and 2000 we sold or closed various developmental businesses.

   The Selected Consolidated Financial Information included in this offering circular reflects the financial impact our acquisitions and dispositions have had on consolidated operating results since the date of the applicable acquisition or divestiture.

  Segment Information

   Our reportable segments are based on our method of internal reporting, which is based on product category. Since the spin-off of CoorsTek on December 31, 1999, we have operated principally in the United States and in only one reportable segment.

  Factors That Impact Our Business

   Sales. We sell our products primarily to major consumer product manufacturers in non-cyclical industries. Sales are driven primarily by consumer buying habits in the markets our customers serve. New product introductions and promotional activity by our customers, and our introduction of innovative packaging solutions, also impact our sales.

   Our products are used in the following end-use markets:

    . food--cereal; desserts; frozen and microwave foods; pet foods; prepared foods; snacks; tobacco; and food service products;

    . household products--dishwasher and laundry detergent; sporting goods; healthcare; and tissues and papers; and

    .  beverage--bottle and can carriers and cases.

   We market our products directly to our customers through a relatively small internal sales force. Our top 20 customers, with whom we have long-term relationships, represent approximately 79% of our gross sales. Our competition includes other large national folding carton companies, as well as numerous smaller regional companies. We work to maintain our market share through efficiency, innovation and strategic sourcing to our customers.

   In addition, we believe that we have the opportunity to expand the folding carton market by developing new products that can replace other types of packaging. Our research and development organization is closely involved with our customers in the development of new packaging alternatives.

   Cost of Goods Sold. Our costs of goods sold consist primarily of recycled paper fiber, purchased paperboard, ink, plastic films and resins and labor, which are all variable cost components. Energy is also a component of our costs, particularly for our Kalamazoo, Michigan recycled paperboard mill. Variable costs are estimated to be 80% and fixed costs to be 20% of total costs in 2001.

   In light of rising margin pressure throughout our industry, we have aggressively reduced costs. We have controlled costs in our converting facilities by coordinating and determining the optimal configuration of equipment among our facilities. A substantial portion of our production is centrally planned and can be allocated among different plants in the system in order to take advantage of equipment optimization, capacity scheduling, staffing and freight. Our ability to work as an integrated business, as opposed to different units, has given us opportunities to reduce production overhead costs and to take advantage of economies of scale in purchasing, customer service, freight and other areas common to all of our facilities. Our newest initiative to reduce our variable manufacturing costs is our recent introduction of a company-wide Six Sigma process. This implementation includes extensive training for our employees in the Six Sigma process.

   We have also taken steps to reduce our fixed manufacturing and corporate overhead (selling, general and administrative) costs. In addition to closing five plants and moving equipment and business to other facilities, we have also undertaken downsizing initiatives to reduce fixed personnel costs and are exploring ways to use the Six Sigma program to make our non-production business processes more cost effective.

Critical Accounting Policies

   Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

   On an on-going basis, we evaluate the continued appropriateness of our accounting policies and resulting estimates, including those related to:

   . asset impairment and restructuring charges;
   . allowances against the collectibility of accounts receivable;
   . self-insurance reserves;
   . minimum pension liabilities and liabilities for other retiree benefits; . contingencies and litigation; and
   . goodwill valuation.

   We believe that the accounting policies discussed in Note 1 to our consolidated financial statements included herein are the most critical policies relating to our ability to fairly present our financial condition and results of our operations each reporting period.

Results of Operations

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000 and Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

  Net Sales

   Net sales for 2001 totaled $1,112.5 million, a nominal increase over net sales in 2000. However, if the sales from our Malvern plant that we sold in the fourth quarter 2000 are subtracted from 2000 sales, our improvement year-to-year is approximately 4%. Increased sales in 2001 are primarily the result of increased sales of promotional packaging to existing customers. Net sales for 2000 totaled $1,102.6 million, an increase of $252.4 million, or 30%, over net sales of $850.2 million in 1999. The increase in net sales in 2000 was primarily the result of the acquisition of the Fort James Corporation's folding carton operations on August 2, 1999. This increase in net sales was offset in part by the sale of our flexible packaging plants on September 2, 1999. Our 1999 net sales for the flexible packaging plants were $114.3 million. After adjusting for the acquisition of the Fort James Corporation's folding carton operations and the sale of the flexible packaging plants, our net sales in 2001 grew approximately 4% from the 2000 level and our net sales in 2000 grew approximately 5% from the 1999 level in a relatively flat market, primarily because of volume increases with existing customers.

     Sales for the year ended December 31, 2001 to Coors Brewing totaled $122.8 million, an increase of $10.6 million, or 9%, over sales for 2000. Sales for the year ended December 31, 2000 to Coors Brewing totaled $112.2 million, an increase of $4.6 million, or 4%, over sales of $107.6 million in 1999. The increase in both periods was due to increased brewery sales and the resulting higher demand for packaging.

   Our business is largely within the United States, particularly since the spin-off of CoorsTek. We had sales to customers outside the United States, primarily in Canada, which accounted for 0.3%, 0.2% and 6.0% of net sales during 2001, 2000 and 1999, respectively. The decrease in foreign sales as a percentage of net sales in 2000 was attributable to the September 2, 1999 sale of several flexible packaging plants in Canada.

   Net sales in our Other segment totaled $44.6 million in 1999. These sales accounted for approximately 4% of our consolidated sales in 1999. The lack of net sales of the Other segment in 2001 and 2000 resulted from our divestiture of the majority of these businesses by the end of 1999.

  Gross Profit

   Consolidated gross profit was 13.7%, 12.6% and 15.2% of net sales in 2001, 2000 and 1999, respectively. The improved profit margins in 2001 are attributable to cost reduction through plant closings, reductions in work force and Six Sigma projects company-wide that have reduced costs and increased productivity. The decrease in 2000 reflects trends in the packaging industry in terms of changing raw material costs, coupled with pricing pressures due to increased competition. The decrease in 2000 also reflects the integration costs associated with the acquisition of the Fort James Corporation's folding carton operations. As discussed below, future improvements in gross profit will depend upon management's ability to improve cost efficiencies and to maintain profitable, long-term customer relationships.

  Selling, General and Administrative Expenses

   Selling, general and administrative expenses, excluding goodwill amortization, have declined from 8.6% of sales in 1999 to 5.7% in 2001. This is a reflection of our higher revenue base and restructuring efforts, particularly the reduction of staff levels and administrative facilities. Selling, general and administrative expenses have increased in 2001 to 5.7% over 2000 levels of 5.5% due principally to employee incentive programs. Our goal is to remain below 6% of sales in this category.

  Operating Income

   Consolidated operating income for 2001 was $59.9 million, an increase of $8.7 million, or 17%, over operating income for 2000. Consolidated operating income for 2000 was $51.2 million, an increase of $16.8 million, or 49%, over operating income for 1999. As shown below, a similar, positive trend occurs when our asset impairment and restructuring charges are added back to operating income. The increase over the past three years is directly due to increased sales, optimizing our assets since the acquisition of the former Fort James plants in 1999 and our reduced selling, general and administrative expenses.


Operating Income from Continuing Operations by Segment

                                                                               Year ended
                                                                              December 31,

                                                                         ----------------------
                                                                          1999    2000    2001
                                                                         ------  ------  ------
                                                                              (in millions)
Before asset impairment and restructuring charges:
   Packaging............................................................ $ 50.6  $ 56.8  $ 68.8
   Other businesses.....................................................    2.1      --      --
   Corporate............................................................  (10.5)     --      --
                                                                         ------  ------  ------
   Operating income before asset impairment and restructuring charges...   42.2    56.8    68.8
Asset impairment and restructuring charges:
   Packaging............................................................   (7.8)   (5.6)   (8.9)
   Other businesses.....................................................     --      --      --
                                                                         ------  ------  ------
   Operating income after asset impairment and restructuring charges.... $ 34.4  $ 51.2  $ 59.9
                                                                         ======  ======  ======

Asset Impairment and Restructuring Charges

   We have recorded asset impairment and restructuring charges totaling $8.9 million, $5.6 million and $7.8 million in 2001, 2000, and 1999, respectively. In addition, asset impairment and restructuring reserves of

$7.8 million related to the Perrysburg, Ohio plant closure were recorded in 2000 as a cost of the acquisition of the Fort James Corporation's folding carton operations. We review the relative cost effectiveness of our assets, including plant facilities and equipment, and the allocation of human resources across all functions while integrating acquisitions and responding to pressures on margins from industry conditions. As a result, we have closed plants and downsized our workforce with the ultimate goal of maximizing our profits and optimizing our resources.

  Asset Impairment Charges

   2001: We recorded an asset impairment charge of $3.5 million in the fourth quarter of 2001 in conjunction with the announcement of the planned closure of the Newnan, Georgia plant, a plant that is more expensive to operate than other plants in our system and produces margins below our expectations. We expect to shut down the plant's operations during 2002 and sell the plant's building and land. The net book value of the Newnan building and land was approximately $2.1 million at December 31, 2001. The plant's business will be transferred to other plants in our system.

   We recorded an asset impairment charge of $1.5 million in the quarter ended March 31, 2001 related to our Saratoga Springs, New York building. This is in addition to a $3.0 million asset impairment charge taken in 1999 related to Saratoga Springs' assets. Operations of the Saratoga Springs plant were transferred to our other manufacturing locations and the building and real property were sold in June 2001 for cash proceeds of $3.4 million. No gain or loss was recognized on the June 2001 sale.

   2000: We announced the planned closure of our Perrysburg, Ohio folding carton plant in the second quarter of 2000. The Perrysburg plant was part of the Fort James Corporation's folding carton operations and was eliminated due to excess capacity. The shutdown and restructuring plan for the Perrysburg facility included asset impairments totaling $6.5 million, which were recorded in the second quarter of 2000 as a cost of the acquisition, with a resultant adjustment to goodwill. We completed the closure of the plant and transition of the plant's business to our other facilities by the end of 2000. On July 11, 2001, the remaining real estate was sold for cash proceeds of approximately $1.9 million. No gain or loss was recognized on the sale.

   1999: We recorded $5.9 million of asset impairment charges in 1999 due to decisions to close our Boulder, Colorado and Saratoga Springs, New York plants. The Boulder plant has been replaced by a new manufacturing facility in Golden, Colorado, which uses advanced equipment to improve the production process. Due to certain delays in production transition to Golden, the Boulder facility remains partially operational. The Saratoga Springs plant operated at higher overhead levels than other plants and used gravure press technology. Therefore, the decision was made to sell the Saratoga Springs property, move the business to other folding carton plants and dispose of the gravure presses at Saratoga Springs. Boulder writedowns totaled $2.9 million and Saratoga Springs writedowns totaled $3.0 million. The Saratoga Springs facility shutdown was complete at December 31, 2000 and the real estate was sold in July 2001.

  Restructuring Charges

   2001: In connection with the announced closure of the Newnan, Georgia plant discussed above, we recorded restructuring charges totaling $2.4 million in the fourth quarter of 2001. The charges relate to severance packages for 105 plant personnel that were communicated to employees in December 2001. We expect to complete the Newnan restructuring plan by the end of 2002.

   2000: In December 2000 we announced a restructuring plan to reduce fixed-cost personnel. The plan includes the elimination of approximately 200 non-production positions, including the closure of our folding carton plant in Portland, Oregon, and offers severance packages in accordance with our policies. The total cost of the reduction in force is $5.0 million, of which $3.0 million was recognized in the fourth quarter of 2000 results. The remaining cost of approximately $2.0 million was recognized in the first half of 2001 when severance packages were communicated to employees. The restructuring plan is essentially complete at December 31, 2001 with approximately $0.2 million remaining to be paid in 2002. No additional charges related to this restructuring plan are expected.

   In connection with the announced closure of the Perrysburg, Ohio plant, restructuring reserves were recorded totaling approximately $1.3 million in the second quarter of 2000. The reserves relate to the severance of approximately 100 production positions and other plant closing costs. Consistent with the asset impairments related to the Perrysburg closure, the restructuring costs have been accounted for as a cost of the acquisition of Fort James Corporation's folding carton operations with a resultant adjustment to goodwill. At December 31, 2001, all the restructuring charges have been paid relating to the Perrysburg closure.

   We recorded a restructuring charge of $3.4 million in the first quarter of 2000 for anticipated severance costs as a result of the announced closure of the Saratoga Springs, New York plant. The Saratoga Springs plant was closed pursuant to a plant rationalization plan approved by our Board of Directors in the fourth quarter of 1999. We have completed the closure of the Saratoga Springs plant and the transition of the plant's business to other facilities. In the first quarter of 2001, we reversed approximately $0.5 million of severance accruals which were not needed related to the Saratoga Springs facility shutdown to complete the Saratoga Springs restructuring plan. Essentially all of the remaining restructuring charges have been paid through December 31, 2001.

   1999: We recorded a $1.9 million restructuring charge pursuant to a plant rationalization plan approved by our board of directors in the fourth quarter of 1999. We instituted this plan to further our goal of refining our focus on folding carton packaging and to reduce headcount. We initially planned to complete this restructuring plan by the end of 2000. However, customer needs in both Boulder, Colorado and Lawrenceburg, Tennessee impacted the completion of the restructuring and resulted in the savings of approximately $0.8 million of anticipated restructuring costs related to severance at the Lawrenceburg facility. The 2000 restructuring expense is net of this $0.8 million benefit. At December 31, 2001, there are no further restructuring charges related to this rationalization plan.

   The following table summarizes accruals related to our restructurings (in millions):


                                                  1999         2000       2000    2000/2001  2001
                                                  Plant      S/Springs Perrysburg Reduction Newnan
                                             Rationalization   Plant     Plant       In      Plant
                                                  Plan        Closure   Closure     Force   Closure Totals
                                             --------------- --------- ---------- --------- ------- ------
Balance, December 31, 1998..................      $ 1.8        $  --     $  --      $  --    $ --   $ 1.8
1999 restructuring charges..................        1.9           --        --         --      --     1.9
Cash paid...................................       (1.8)          --        --         --      --    (1.8)
                                                  -----        -----     -----      -----    ----   -----
Balance, December 31, 1999..................        1.9           --        --         --      --     1.9
2000 restructuring charges, net of reversals       (0.8)         3.4        --        3.0      --     5.6
2000 restructuring--Perrysburg..............         --           --       1.3         --      --     1.3
Cash paid...................................       (1.0)        (2.0)     (0.7)      (0.1)     --    (3.8)
                                                  -----        -----     -----      -----    ----   -----
Balance, December 31, 2000..................        0.1          1.4       0.6        2.9      --     5.0
2001 restructuring charges, net of reversals         --         (0.5)       --        2.0     2.4     3.9
Transfer of enhanced benefits to pension
  liabilities...............................         --           --        --       (2.2)     --    (2.2)
Cash paid...................................       (0.1)        (0.8)     (0.6)      (2.5)     --    (4.0)
                                                  -----        -----     -----      -----    ----   -----
Balance, December 31, 2001..................      $  --        $ 0.1     $  --      $ 0.2    $2.4   $ 2.7
                                                  =====        =====     =====      =====    ====   =====

  Gain from Sale of Businesses and Other Assets

   We disposed of two businesses and several non-core assets during 2001, 2000 and 1999, for which the following pre-tax gains were recognized:


                                           Intangible
                                             Assets

                         2001:           --------------
                                         (in thousands)
                         Cash proceeds..    $ 3,650
                         Net book value.         --
                                            -------
                         Gain recognized    $ 3,650

                                            =======


                                                  Other

                           Malvern   Intangible Long-lived
                            Plant      Assets     Assets    Total
           2000:           --------  ---------- ---------- --------
                                        (in thousands)
           Cash proceeds.. $ 35,000   $ 5,407    $ 2,600   $ 43,007
           Net book value.  (23,635)       --       (200)   (23,835)
                           --------   -------    -------   --------
           Gain recognized $ 11,365   $ 5,407    $ 2,400   $ 19,172
                           ========   =======    =======   ========


                                 Flexible Golden

                                  Plants   Genesis    Total

                 1999:           --------  --------  --------
                                        (in thousands)
                 Cash proceeds.. $105,000  $ 20,800  $125,800
                 Net book value.  (82,300)  (13,264)  (95,564)
                                 --------  --------  --------
                 Gain recognized $ 22,700  $  7,536  $ 30,236
                                 ========  ========  ========

  Interest Expense

   Interest expense for 2001, 2000 and 1999 was $52.8 million, $82.1 million and $34.2 million, respectively. The decrease in 2001 reflects lower debt levels, as well as lower market interest rates and improvements in our interest rate spreads. The increase in 2000 was due to additional financing to acquire Fort James Corporation's folding carton operations on August 2, 1999. Interest expense of $16.0 million was allocated to the discontinued operations of CoorsTek in 1999, based upon CoorsTek's $200.0 million allocation of total consolidated debt at the time of the spin-off for 1999. We capitalized interest of $1.8 million, $1.1 million and $2.0 million in 2001, 2000 and 1999, respectively. Capitalized interest primarily related to the construction of our Golden, Colorado facility and our new enterprise resource planning system in 2001 and 2000.

   See "Liquidity and Capital Resources".

  Income Taxes

   Our consolidated effective tax rate in 2001 and 2000 was 40% compared to 39% in 1999. We expect to maintain our effective tax rate for future years at our historical rate of approximately 40%.

Discontinued Operations

   Coincident with our strategic folding carton acquisitions, several non-core businesses and underperforming assets were selected for sale or other disposition during 1999.

  CoorsTek Spin-off

   On December 31, 1999, we distributed 100% of CoorsTek's shares of common stock to our shareholders in a tax-free transaction. Shareholders received one share of CoorsTek stock for every four shares of our stock they held. CoorsTek issued to us a promissory note on December 31, 1999 totaling $200.0 million in satisfaction of outstanding intercompany obligations at the time of the spin-off and as a special one-time dividend. The note was paid in full in January 2000. No gain or loss was recognized by us as a result of the spin-off transaction. The tax basis allocation of costs for our shares acquired prior to the spin-off was Graphic Packaging 55.56% and CoorsTek 44.44%.

  Golden Aluminum

   In 1996, the board of directors adopted a plan to dispose of our aluminum rigid-container sheet business operated by Golden Aluminum. In conjunction with this decision, we recorded pre-tax charges of $155.0 million for anticipated losses upon the disposition and estimated operating losses of the business through the disposition date. In March 1997, Golden Aluminum was sold for $70.0 million, of which $10.0 million was paid at closing and $60.0 million was due within two years. In December 1998, we extended the due date on the $60.0 million payment until September 1, 1999. In accordance with the purchase agreement, the purchaser exercised its right to return Golden Aluminum to us on August 23, 1999 in discharge of the $60.0 million obligation. The initial payment of $10.0 million was nonrefundable. We subsequently sold the assets of Golden Aluminum to another buyer for approximately $41 million on November 5, 1999 and recorded an additional pre-tax charge of $10.0 million in 1999 related to the ultimate disposition of Golden Aluminum.

Liquidity and Capital Resources

   We generate our liquidity from both internal and external sources and use it to fund our short-term working capital needs, capital expenditures, preferred stock dividends and acquisitions.

   We intend to fund future working capital needs, capital expenditures, preferred stock dividends and acquisitions through cash flow generated from operations and borrowings under our new credit facility. GPC will be the primary borrower on the new credit facility, and GPIC will guarantee the loan. We expect the new credit facility will consist of a $300.0 million, five-year revolving credit facility, or the Revolver, and a $150.0 million, seven-year term loan, or the Term Loan. The Revolver will bear interest at LIBOR plus a spread tied to our leverage, with a single principal payment due at maturity. The Term Loan will bear interest at LIBOR plus 300 basis points, with principal amortization of 1% a year and the balance due at maturity. The new credit facility will be secured by all of GPIC's, GPC's and our domestic subsidiaries' material assets.

   We will use the net proceeds from the Refinancing Transactions to refinance our existing bank debt, to repurchase our existing subordinated notes at par, to pay related fees and expenses and fund ongoing working capital needs.

   In connection with the Refinancing Transactions, we will incur a non-cash charge to write off our remaining unamortized debt issuance costs. These costs amounted to $17.0 million at December 31, 2001. If we continue to reduce LIBOR-based borrowings through increased cash flows, we may also incur a charge related to our existing interest rate swap agreements if they no longer qualify as a hedge of interest rate risk. At December 31, 2001, we had $225.0 million notional value of interest rate swap agreements, which had a negative fair value of $7.5 million.

   Pursuant to our existing senior credit agreement, we completed a $50.0 million private placement of subordinated unsecured notes on August 15, 2001, which are included in long-term debt at December 31, 2001. These subordinated notes accrue interest at 10% per annum and mature August 15, 2008. We have agreed with the holder of these notes to repurchase them at par concurrently with the closing of this offering. The proceeds of the subordinated notes were used to repay the remaining balance on a one-year term note due August 15, 2001 and to pay down indebtedness under our five-year senior credit facility. By issuing the subordinated debt, we avoided an additional interest rate spread of 75 basis points on our senior credit facility and a fee of $750,000 to our senior lenders.

   After giving effect to the Refinancing Transactions, our borrowings at December 31, 2001 would consist of the following (in thousands):


           Seven-year term facility due 2009................ $150,000
           Five-year revolving credit facility due 2007.....   84,785
           Senior subordinated notes due 2012...............  300,000
           Subordinated notes due 2008......................       --
           Various notes payable (1)........................    5,974
                                                             --------
           Total............................................  540,759
           Less current maturities..........................    3,900
                                                             --------
           Long-term maturities............................. $536,859
                                                             ========

---------------------
/(1)/The notes bear interest at rates ranging from 5.25% to 13.06% and mature from 2002 through 2008.

   We maintain an interest rate risk-management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations that may arise from volatility in interest rates. Our specific goals are to (1) manage interest rate sensitivity by modifying the re-pricing or maturity characteristics of some of our debt and (2) lower (where possible) the cost of our borrowed funds. In accordance with our interest rate risk-management strategy, we have contracts in place to hedge the interest rates on all of our variable rate borrowings in the form of swap agreements on $225.0 million of borrowings and cap agreements on $350.0 million of borrowings. The swap agreements lock in an average LIBOR rate of 6.5%, $150.0 million of the caps provide upside protection to us if LIBOR moves above 6.75% and $200.0 million of the caps provide upside protection to us if LIBOR moves above 8.13%. The hedging instruments expire in 2002.

   Our capital structure also includes $100.0 million of Series B preferred stock, issued on August 15, 2000. The Series B preferred stock is convertible into shares of our common stock at $2.0625 per share and is entitled to receive a dividend payable quarterly at an annual rate of 10%. We may redeem the Series B preferred stock beginning on August 15, 2005 at 105% of par. This premium decreases by 1% per year until August 15, 2010, at which time we can elect to redeem the shares at par. The Series B preferred stock has a liquidation preference over our common stock and is entitled to one vote for every two shares held on an as-converted basis.

  Working Capital

   Our working capital is dependent upon our ability to manage our inventories, collect our receivables on a timely basis, and maintain favorable terms with our vendors. Our working capital can be negatively impacted if our operations run less efficiently, particularly at times when business is moved among plants or new plants are acquired, or if inventories build up due to lower than planned sales during a period.

   We currently expect that cash flows from operations and borrowings under our new credit facility will be adequate to meet our needs for working capital, temporary financing for capital expenditures and debt repayments for the foreseeable future. Our working capital position (including current maturities of long term debt) at December 31, 2001 was $22.4 million, and $173.2 million was available under our current revolving credit facility.

   During 2001, we funded our capital requirements with net cash from operations. During the year ended December 31, 2000, we funded our capital requirements through financing and investing activities. We expect our capital expenditures for 2002 to be approximately $40 million, primarily related to a new enterprise resource planning system and upgrades to equipment.

  Inflation

   The impact of inflation on our financial position and results of operations has been minimal and is not expected to adversely affect future results.

  New Accounting Standards

   Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, was issued in 2001. This statement establishes new accounting and reporting standards that will, among other things, eliminate the pooling-of-interest method of accounting for business combinations and require that the purchase method of accounting be used. This statement is effective for all of our future business combinations.

   SFAS No. 142, Goodwill and Other Intangible Assets, was issued in 2001. This statement establishes new accounting and reporting standards that will, among other things, eliminate amortization of goodwill and certain intangible assets with an indefinite useful life. This statement is effective for us for the year beginning January 1, 2002. We do not currently have any intangible assets with indefinite lives and do not expect any impact from this element of the new statement.

   Upon adoption of SFAS No. 142, which is expected in the first quarter of 2002, we will stop amortizing our goodwill. Based upon current goodwill levels, the annual reduction in amortization expense will be $20.6 million before taxes. Because some of our goodwill amortization is nondeductible for tax purposes, our effective tax rate may be lower as a result of implementing the new accounting standard. We previously followed the guidance in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which permitted the use of an undiscounted cash flow model to evaluate goodwill for impairment. As required by the new standard, SFAS No. 142, our goodwill will be evaluated annually for impairment using a fair-value based approach and, if there is impairment, the carrying amount of goodwill will be written down to the implied fair value. Any impairment loss as a result of the initial adoption of the new accounting standard will be recognized as a cumulative effect of a change in accounting principle. Any subsequent impairment losses will be recorded as a charge to operating income. Although we are still evaluating the impact of this new accounting standard, including the most appropriate method to use in valuing our goodwill, initial estimates using current market data and discounted cash flow valuations indicate a significant goodwill impairment could exist upon adoption, potentially up to $200 million.

   In 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the recognition of a liability and offsetting asset for any legal obligation associated with the retirement of long-lived assets. The asset retirement cost is depreciated over the life of the related asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Our management does not believe SFAS No. 143 will have a significant effect on us.

   In 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. We have adopted this statement as of January 1, 2002. Our management does not believe SFAS No. 144 will have a significant effect on us.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page

                                                            ----
              Report of Independent Accountants............. 14

              Consolidated Income Statement................. 15

              Consolidated Statement of Comprehensive Income 17

              Consolidated Balance Sheet.................... 18

              Consolidated Statement of Cash Flows.......... 19

              Consolidated Statement of Shareholders' Equity 20

              Notes to Consolidated Financial Statements.... 21

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Graphic Packaging International
  Corporation:

   In our opinion, the accompanying consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Graphic Packaging International Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Denver, Colorado

February 12, 2002

                  GRAPHIC PACKAGING INTERNATIONAL CORPORATION

                          CONSOLIDATED INCOME STATEMENT

                     (in thousands, except per share data)


                                                                         Year Ended December 31,
                                                                   ----------------------------------
                                                                      2001         2000        1999
                                                                   -----------  -----------  --------
Sales to unrelated parties........................................  $  989,716   $  990,390  $742,510
Sales to Coors Brewing Company....................................     122,819      112,200   107,645
                                                                   -----------  -----------  --------
Total net sales...................................................   1,112,535    1,102,590   850,155
   Cost of goods sold.............................................     960,258      963,979   721,350
                                                                   -----------  -----------  --------
Gross profit......................................................     152,277      138,611   128,805
   Selling, general and administrative expense....................      62,874       61,134    73,357
   Goodwill amortization..........................................      20,649       20,634    13,276
   Asset impairment and restructuring charges.....................       8,900        5,620     7,813
                                                                   -----------  -----------  --------
Operating income..................................................      59,854       51,223    34,359
   Gain from sale of businesses and other assets..................       3,650       19,172    30,236
   Interest expense...............................................     (52,811)     (82,071)  (34,240)
                                                                   -----------  -----------  --------
Income (loss) from continuing operations before income taxes
  and extraordinary item..........................................      10,693      (11,676)   30,355
   Income tax (expense) benefit...................................      (4,257)       4,678   (11,945)
                                                                   -----------  -----------  --------
Income (loss) from continuing operations before extraordinary
  item............................................................       6,436       (6,998)   18,410
Discontinued operations, net of tax
   Income from discontinued operations of CoorsTek................          --           --    15,637
   Loss on disposal of Golden Aluminum............................          --           --     6,456
                                                                   -----------  -----------  --------
                                                                            --           --     9,181
                                                                   -----------  -----------  --------
Income (loss) before extraordinary item...........................       6,436       (6,998)   27,591
   Extraordinary loss on early extinguishment of debt, net of tax
     of $1,312....................................................          --           --     2,332
                                                                   -----------  -----------  --------
Net income (loss).................................................       6,436       (6,998)   25,259
Preferred stock dividends declared................................     (10,000)      (3,806)       --
                                                                   -----------  -----------  --------
Net income (loss) attributable to common shareholders.............  $   (3,564)  $  (10,804) $ 25,259
                                                                   ===========  ===========  ========
Net income (loss) attributable to common shareholders per basic share of common stock:

   Continuing operations.......................................... ($     0.11) ($     0.37) $   0.65
   Discontinued operations........................................          --           --      0.32
   Extraordinary loss.............................................          --           --     (0.08)
                                                                   -----------  -----------  --------
Net income (loss) attributable to common shareholders per
  basic share..................................................... ($     0.11) ($     0.37) $   0.89
                                                                   ===========  ===========  ========
Weighted average shares outstanding--basic........................      31,620       29,337    28,475
                                                                   ===========  ===========  ========

                See Notes to Consolidated Financial Statements.

                  GRAPHIC PACKAGING INTERNATIONAL CORPORATION

                          CONSOLIDATED INCOME STATEMENT

                     (in thousands, except per share data)


                                                                    Year Ended December 31,
                                                                  ---------------------------
                                                                    2001      2000     1999
                                                                  --------  --------  -------
Net income (loss) attributable to common shareholders per diluted share of common stock:
   Continuing operations......................................... ($  0.11) ($  0.37) $  0.64
   Discontinued operations.......................................       --        --     0.32
   Extraordinary loss............................................       --        --    (0.08)
                                                                  --------  --------  -------
Net income (loss) attributable to common shareholders per
  diluted share.................................................. ($  0.11) ($  0.37) $  0.88
                                                                  ========  ========  =======
Weighted average shares outstanding--diluted.....................   31,620    29,337   28,767
                                                                  ========  ========  =======

                See Notes to Consolidated Financial Statements.

                  GRAPHIC PACKAGING INTERNATIONAL CORPORATION

                CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                (in thousands)


                                                                                 Year Ended December 31,
                                                                                --------------------------
                                                                                  2001     2000     1999
                                                                                --------  -------  -------
Net income (loss).............................................................. $  6,436  $(6,998) $25,259
                                                                                --------  -------  -------
Other comprehensive income:
   Foreign currency translation adjustments:
       Adjustments arising during the period...................................     (905)    (355)   1,686
       Reclassifications for amounts already included in net income............       --       --    3,362
   Interest rate swap agreements:

       Cumulative effect of change in accounting principle,
         net of tax of $2,012..................................................   (3,217)      --       --
       Recognition of hedge results to interest expense during the period,
         net of tax of $1,861..................................................    2,973       --       --
       Change in fair value of cash flow hedges during the period,
         net of tax of $2,753..................................................   (4,397)      --       --
   Change in minimum pension liability, net of tax of $9,103 in 2001,
     $178 in 2000, and ($354) in 1999..........................................  (13,832)    (267)     531
                                                                                --------  -------  -------
Other comprehensive income (loss)..............................................  (19,378)    (622)   5,579
                                                                                --------  -------  -------
Comprehensive income (loss).................................................... $(12,942) $(7,620) $30,838
                                                                                ========  =======  =======

                See Notes to Consolidated Financial Statements.

                  GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                           CONSOLIDATED BALANCE SHEET

                       (in thousands, except share data)


                                                                                        At December 31,
                                                                                    ----------------------
                                                                                       2001        2000
                                                                                    ----------  ----------
ASSETS

Current assets

   Cash and cash equivalents....................................................... $    6,766  $    4,012
   Accounts receivable, less allowance for doubtful accounts of $1,769 in 2001 and
     $2,970 in 2000................................................................     57,679      73,871
   Accounts receivable from Coors Brewing Company..................................      1,795       1,316
   Inventories.....................................................................     92,408     105,228
   Deferred income taxes...........................................................     17,378      14,305
   Other assets....................................................................     15,778      14,656
                                                                                    ----------  ----------
       Total current assets........................................................    191,804     213,388
   Properties, net.................................................................    443,712     480,395
   Goodwill, net...................................................................    559,696     580,299
   Other assets....................................................................     34,123      58,436
                                                                                    ----------  ----------
Total assets....................................................................... $1,229,335  $1,332,518
                                                                                    ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities

   Current maturities of long-term debt............................................ $   37,373  $   58,642
   Accounts payable................................................................     59,002      38,902
   Income taxes payable............................................................      9,533       9,566
   Accrued compensation............................................................     20,431      11,624
   Other accrued expenses and liabilities..........................................     43,062      58,014
                                                                                    ----------  ----------
   Total current liabilities.......................................................    169,401     176,748
Long-term debt.....................................................................    488,386     582,030
Other long-term liabilities........................................................     69,544      54,233
                                                                                    ----------  ----------
   Total liabilities...............................................................    727,331     813,011
Minority interest..................................................................      4,356       4,356
Commitments and contingencies (Note 16)............................................         --          --
Shareholders' equity
Preferred stock, 20,000,000 shares authorized:
   Series A, $0.01 par value, no shares issued or outstanding......................         --          --
   Series B, $0.01 par value, 1,000,000 shares issued and outstanding at stated
     value and liquidation preference of $100 per share                                100,000     100,000
Common stock, $0.01 par value 100,000,000 shares authorized; 32,188,941 and
  30,544,449 issued and outstanding at December 31, 2001 and 2000..................        322         305
Paid-in capital....................................................................    417,749     422,327
Retained deficit...................................................................       (562)     (6,998)
Accumulated other comprehensive loss...............................................    (19,861)       (483)
                                                                                    ----------  ----------
   Total shareholders' equity......................................................    497,648     515,151
                                                                                    ----------  ----------
Total liabilities and shareholders' equity......................................... $1,229,335  $1,332,518
                                                                                    ==========  ==========

                See Notes to Consolidated Financial Statements.

                  GRAPHIC PACKAGING INTERNATIONAL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                (in thousands)


                                                                                  Year Ended December 31,
                                                                             --------------------------------
                                                                               2001       2000        1999
                                                                             ---------  ---------  ----------
Cash flows from operating activities:
   Net income (loss)........................................................ $   6,436  $  (6,998) $   25,259
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Asset impairment and restructuring charges...........................     8,900      5,620       7,813
       Gain from sale of businesses and other assets........................    (3,650)   (19,172)    (30,236)
       Loss on disposal of Golden Aluminum..................................        --         --      10,000
       Depreciation.........................................................    58,757     62,460      63,602
       Amortization of goodwill.............................................    20,649     20,634      15,393
       Amortization of debt issuance costs..................................     7,795      8,865       2,448
       Change in net deferred income taxes..................................    (3,590)    11,676        (908)
       Change in current assets and current liabilities, net of effects from acquisitions..................................................
          Accounts receivable...............................................    15,713     (3,271)      3,757
          Inventories.......................................................    12,820     23,137       5,664
          Other assets......................................................    (1,122)    (3,592)     (6,866)
          Accounts payable..................................................    20,100     (4,935)     29,237
          Accrued expenses and other liabilities............................    (6,178)   (31,954)     20,392
       Change in deferred items and other...................................    15,069        409      (7,533)
                                                                             ---------  ---------  ----------
Net cash provided by operating activities...................................   151,699     62,879     138,022
Cash flows from investing activities:
   Additions to properties..................................................   (31,884)   (30,931)    (91,455)
   Proceeds from sale of assets.............................................     8,950     43,580     170,526
   Collection of note receivable............................................        --    200,000          --
   Acquisitions, net of cash acquired.......................................        --         --    (905,069)
   Other....................................................................        --         --      13,812
                                                                             ---------  ---------  ----------
Net cash provided by (used in) investing activities.........................   (22,934)   212,649    (812,186)
Cash flows from financing activities:
   Proceeds from borrowings.................................................   206,750     52,015   1,643,116
   Repayment of debt........................................................  (320,965)  (431,996)   (960,084)
   Debt issuance costs......................................................        --     (6,312)    (29,716)
   Proceeds from issuance of preferred stock, net of stock issuance
     costs..................................................................        --     98,558          --
   Preferred stock dividends paid...........................................   (12,083)    (1,306)         --
   Common stock issuance and other..........................................       287      1,656      10,521
                                                                             ---------  ---------  ----------
Net cash provided by (used in) financing activities.........................  (126,011)  (287,385)    663,837
Cash and cash equivalents:
   Net increase (decrease) in cash and cash equivalents.....................     2,754    (11,857)    (10,327)
   Balance at beginning of year.............................................     4,012     15,869      26,196
                                                                             ---------  ---------  ----------
   Balance at end of year................................................... $   6,766  $   4,012  $   15,869
                                                                             =========  =========  ==========

Cash flows from discontinued operations of CoorsTek for 1999 have been included in the Consolidated Statement of Cash Flows.

                See Notes to Consolidated Financial Statements.

                  GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                (in thousands)


                                                                               Accumulated
                                                                    Retained      Other

                                         Preferred Common Paid-in   Earnings  Comprehensive
                                           Stock   Stock  Capital   (Deficit) Income (Loss)  Total
                                         --------- ------ --------  --------- ------------- --------
Balance at December 31, 1998............ $     --   $284  $451,401  $  1,710    $ (5,440)   $447,955
Issuance of common stock................       --      2     3,816        --          --       3,818
Net income..............................       --     --        --    25,259          --      25,259
CoorsTek dividend.......................       --     --   (32,332)  (26,969)         --     (59,301)
Change in minimum pension liability,
  net of tax............................       --     --        --        --         531         531
Cumulative translation adjustment.......       --     --        --        --       5,048       5,048
                                         --------   ----  --------  --------    --------    --------
Balance at December 31, 1999............       --    286   422,885        --         139     423,310
Issuance of common stock................       --     19     4,690        --          --       4,709
Issuance of preferred stock, net of
  issuance costs........................  100,000     --    (1,442)       --          --      98,558
Net loss................................       --     --        --    (6,998)         --      (6,998)
Preferred stock dividends declared......       --     --    (3,806)       --          --      (3,806)
Change in minimum pension liability,
  net of tax............................       --     --        --        --        (267)       (267)
Cumulative translation adjustment.......       --     --        --        --        (355)       (355)
                                         --------   ----  --------  --------    --------    --------
Balance at December 31, 2000............  100,000    305   422,327    (6,998)       (483)    515,151
Issuance of common stock................       --     17     5,422        --          --       5,439
Net income..............................       --     --        --     6,436          --       6,436
Preferred stock dividends declared......       --     --   (10,000)       --          --     (10,000)
Change in minimum pension liability,
  net of tax............................       --     --        --        --     (13,832)    (13,832)
Cumulative effect of a change in
  accounting principle, net of tax......       --     --        --        --      (3,217)     (3,217)
Recognition of hedge results to interest
  expense during the period, net of tax.       --     --        --        --       2,973       2,973
Change in fair value of cash flow hedges
  during the period, net of tax.........       --     --        --        --      (4,397)     (4,397)
Cumulative translation adjustment.......       --     --        --        --        (905)       (905)
                                         --------   ----  --------  --------    --------    --------
Balance at December 31, 2001............ $100,000   $322  $417,749  $   (562)   $(19,861)   $497,648
                                         ========   ====  ========  ========    ========    ========

                See Notes to Consolidated Financial Statements.

                  GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

   Nature of Operations: Graphic Packaging International Corporation (the "Company" or "GPIC") is a manufacturer of packaging products used by consumer product companies as primary packaging for their end-use products. The Company's strategy is to maximize its competitive position and growth opportunities in its core business, folding cartons. Toward this end, over the past several years the Company has acquired two significant folding carton businesses and has disposed of several noncore businesses and under-performing assets.

   CoorsTek, Inc. (formerly known as Coors Ceramics Company) develops, manufactures and sells advanced technical products across a wide range of product lines for a variety of applications. On December 31, 1999, the Company distributed 100% of CoorsTek's shares of common stock to the GPIC shareholders in a tax-free transaction. Shareholders received one share of CoorsTek stock for every four shares of GPIC common stock held. The results of operations for CoorsTek have been presented as a discontinued operation in the accompanying 1999 consolidated financial statements. CoorsTek issued a promissory note to GPIC on December 31, 1999 totaling $200.0 million in satisfaction of outstanding intercompany obligations at the time of the spin-off and as a one-time, special dividend. The note was paid in full on January 4, 2000. No gain or loss was recognized by GPIC as a result of the spin-off transaction.

   Amounts included in the notes to the consolidated financial statements pertain to continuing operations only, except where otherwise noted.

   Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All material intercompany transactions have been eliminated.

   Use of Estimates: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, using management's best estimates and judgments where appropriate. Management has made significant estimates with respect to asset impairment and restructuring charges, allowances for accounts receivable collectibility, self-insurance reserves, minimum pension liabilities and goodwill valuation. Actual results could differ from these estimates making it reasonably possible that a change in these estimates could occur in the near term.

   Reclassifications: Certain prior period amounts have been reclassified to conform to the current year presentation.

   Revenue Recognition: Revenue is recognized when goods are shipped. Shipping and handling costs invoiced to customers are included in revenue and associated costs are recognized as costs of sales.

   Concentration of Credit Risk: A significant portion of the Company's net sales consist of sales to Kraft Foods, Inc. and affiliates, Coors Brewing Company and General Mills, Inc. and affiliates. For the year ended December 31, 2001, sales to Kraft Foods Inc./Philip Morris USA Inc. accounted for approximately 19% of the Company's gross sales, sales to Coors Brewing Company accounted for approximately 11% of gross sales and sales to General Mills Inc./The Pillsbury Company accounted for approximately 11% of gross sales. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. Credit risk with respect to accounts receivable is concentrated primarily in the food and beverage industries.

   Inventories: Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

   The classification of inventories, in thousands, were as follows:


                                           At December 31,
                                           ----------------
                                            2001        2000
                                           -------    --------
                     Finished goods....... $55,057    $ 61,038

                     In process...........  15,258      13,301
                     Raw materials........  22,093      30,889
                                           -------    --------
                       Total inventories.  $92,408    $105,228
                                           =======    ========

   Properties: Land, buildings, equipment and purchased software are stated at cost. The costs of developing an enterprise resource planning software system are capitalized and amortized when placed in service over the expected useful life of the software. Real estate properties are non-operating properties held for sale. For financial reporting purposes, depreciation is recorded principally on the straight-line method over the estimated useful lives of the assets as follows:


Buildings.......................... 30 years
Machinery and equipment............ 3 to 15 years
Building and leasehold improvements The shorter of the useful life or lease term
Internal-use software.............. 8 years

   The cost of properties and related accumulated depreciation, in thousands, were as follows:


                                               At December 31,
                                              -----------------
                                                2001     2000
                                              -------- --------
                Land and improvements........ $ 16,687 $ 17,863
                Buildings and improvements...  119,439  122,820
                Machinery and equipment......  508,814  505,494
                Internal-use software........    1,781    1,490
                Real estate properties.......    5,359    5,342
                Construction in progress.....   42,101   23,926
                                              -------- --------
                                               694,181  676,935
                Less accumulated depreciation  250,469  196,540
                                              -------- --------
                   Net properties............ $443,712 $480,395
                                              ======== ========

   Expenditures for new facilities and improvements that substantially extend the capacity or useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

   Impairment of Long-Lived Assets and Identifiable Intangibles: The Company periodically reviews long-lived assets, identifiable intangibles and goodwill for impairment whenever events or changes in business circumstances, such as the closure of a plant, indicate the carrying amount of the assets may not be fully recoverable by undiscounted cash flows. Measurement of the impairment loss, if any, is based on the fair value of the asset, which is generally determined by the discounting of future estimated cash flows.

   Goodwill: Goodwill is amortized on a straight-line basis over the estimated future periods to be benefited, generally 30 years. Goodwill was $617.6 million at December 31, 2001 and 2000, less accumulated amortization of $57.9 million and $37.3 million, respectively.

   Share Repurchase Program: In 1998, the Board of Directors authorized the repurchase of up to 5% of the Company's outstanding common shares on the open market. Terms of the Credit Agreement entered into in 1999 currently prohibit additional share repurchases.

   Derivatives and Hedging Activities: In accordance with the Company's interest rate risk-management strategy, the Company has contracts in place to hedge the interest rates on all of its variable rate borrowings. Interest rate swap agreements are in place on $225.0 million of borrowings and interest rate cap agreements are in place to hedge the remaining $244.8 million of variable rate debt at December 31, 2001. The swap agreements lock in an average LIBOR rate of 6.5%, $150.0 million of the caps provide upside protection to the Company if LIBOR moves above 6.75% and the remaining caps provide upside protection to the Company if LIBOR moves above 8.13%. All of the swaps and caps expire in 2002. The fair value of the interest rate swap agreements at December 31, 2001 was a liability of $7.5 million, which has been recorded in other accrued expenses on the accompanying balance sheet. The interest rate caps have no market value at December 31, 2001.

   The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, as of January 1, 2001 the Company recorded a net-of-tax cumulative loss adjustment to other comprehensive income totaling $3.2 million which relates to the fair value of previously designated cash flow hedging relationships. All $7.5 million of the interest rate hedging pre-tax loss currently in other comprehensive income is expected to flow through interest expense during the next twelve months.

   All derivatives are recognized on the balance sheet at their fair value. On the date that the Company enters into a derivative contract, it designates the derivative as (1) a hedge of (a) the fair value of a recognized asset or liability or (b) an unrecognized firm commitment (a fair value hedge); (2) a hedge of (a) a forecasted transaction or (b) the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a cash flow hedge); or (3) a foreign-currency fair-value or cash flow hedge (a foreign currency hedge). The Company does not enter into derivative contracts for trading or non-hedging purposes. The Company's current interest rate derivatives are designated as cash flow hedges and are recognized on the balance sheet at their fair value. Changes in the fair value of the Company's cash flow hedges, to the extent that the hedges are highly effective, are recorded in other comprehensive income, until earnings are affected by the variability of cash flows of the hedged transaction through interest expense. Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceed the variability in the cash flows being hedged) is recorded in current period earnings. Hedge ineffectiveness during the year ended December 31, 2001 was immaterial.

   The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow, or foreign currency hedges to (1) specific assets and liabilities on the balance sheet or (2) specific firm commitments or forecasted transactions. The Company also formally assesses (both at the hedge's inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company discontinues hedge accounting prospectively, as discussed below.

   The Company discontinues hedge accounting prospectively when (1) it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designating the derivative as a hedging instrument is no longer appropriate.

   When hedge accounting is discontinued due to the Company's determination that the derivative no longer qualifies as an effective fair value hedge, the Company will continue to carry the derivative on the balance sheet at its fair value but cease to adjust the hedged asset or liability for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company will continue to carry the derivative on the balance sheet at its fair value, removing from the balance sheet any asset or liability that was recorded to recognize the firm commitment and recording it as a gain or loss in current period earnings. When the Company discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding the Company will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current period earnings.

   Self-insurance: The Company is self-insured for certain losses relating to workers' compensation claims and employee medical and dental benefits. The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims. Self-insured losses are accrued based upon the Company's estimates of the aggregate uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Company's historical experiences.

   Environmental Expenditures and Remediation Liabilities: Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

   Foreign Currency Translation: The functional currencies for the Company's United Kingdom and Canadian subsidiaries are the British pound and the Canadian dollar, respectively. Translation into U.S. dollars is performed for assets and liabilities at the exchange rates as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the year. Adjustments resulting from the translation are reflected as a separate component of other comprehensive income.

   Debt Issuance Costs: Costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the period the debt is outstanding.

   Earnings per Share: Following is a reconciliation between basic and diluted earnings per common share from continuing operations attributable to common shareholders (in thousands, except per share information):


                                                Year Ended December 31,
                         ----------------------------------------------------------------------
                                  2001                     2000                   1999
                         ----------------------  -----------------------  ---------------------
                                          Per                      Per                    Per
                                         Share                    Share                  Share
                         Income   Shares Amount   Income   Shares Amount  Income  Shares Amount
                         -------  ------ ------  --------  ------ ------  ------- ------ ------
Income (loss) from
 continuing operations
 attributable to common
 shareholders--basic EPS ($3,564) 31,620 ($0.11) ($10,804) 29,337 ($0.37) $18,410 28,475 $0.65
Other dilutive equity

 instruments............      --      --               --      --              --    292
                         -------  ------         --------  ------         ------- ------
Income (loss) from
 continuing operations
 attributable to common
 shareholders--diluted
 EPS.................... ($3,564) 31,620 ($0.11) ($10,804) 29,337 ($0.37) $18,410 28,767 $0.64
                         =======  ====== ======  ========  ====== ======  ======= ====== =====

   The Company's outstanding preferred stock of $100.0 million is convertible into 48,484,848 shares of common stock. The conversion of the preferred stock into common stock is not reflected in the diluted earnings per share calculation as conversion would be anti-dilutive for 2001 and 2000. Additional potentially dilutive securities, in thousands, totaling 6,338, 6,627 and 4,262, were excluded from the historical diluted income or loss per common share calculations because of their anti-dilutive effect for 2001, 2000 and 1999, respectively. The additional potentially dilutive securities are primarily stock options.

   Statement of Cash Flows: The Company defines cash equivalents as highly liquid investments with original maturities of 90 days or less. Book overdrafts totaling $1.3 million and $20.0 million at December 31, 2001 and 2000, respectively, have been included as a liability on the accompanying balance sheet. The Company received a net income tax refund of $7.5 million in 2001 and $7.1 million in 2000 and paid income taxes totaling $2.8 million in 1999.

   Total interest paid was $53.9 million, $80.9 million and $36.0 million in 2001, 2000 and 1999, respectively. Capitalized interest was $1.8 million, $1.1 million and $2.0 million in 2001, 2000 and 1999, respectively.

   Non-cash investing and financing activities in 1999 include the receipt of a $200.0 million short-term note in connection with the CoorsTek spin-off, cancellation of a $60.0 million note receivable when Golden Aluminum was returned to the Company, and the issuance of shares of common stock valued at $3.2 million in exchange for compensation and other services. Non-cash investing and financing activities in 2001 and 2000 include the issuance of shares of common stock valued at $5.1 million and $4.2 million, respectively, relating to the 401(k) employer match.

   New Accounting Standards: SFAS No. 141, Business Combinations, was issued in 2001. This statement establishes new accounting and reporting standards that will, among other things, eliminate the pooling-of-interest method of accounting for business combinations and require that the purchase method of accounting be used. This statement is effective for the Company for all future business combinations.

   SFAS No. 142, Goodwill and Other Intangible Assets, was issued in 2001. This statement establishes new accounting and reporting standards that will, among other things, eliminate amortization of goodwill and certain intangible assets with an indefinite useful life. This statement is effective for the Company's financial statements for the year beginning January 1, 2002. The Company does not currently have any intangible assets with indefinite lives and does not expect any impact from this element of the new statement.

   Upon adoption of SFAS No. 142, the Company will stop amortizing its goodwill. Based upon current goodwill levels, the annual reduction in amortization expense will be $20.6 million before taxes. Because some of the Company's goodwill amortization is nondeductible for tax purposes, the Company's effective tax rate may be lower as a result of implementing the new accounting standard. The Company currently follows the guidance in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which permits the use of an undiscounted cash flow model, to evaluate its goodwill for impairment. As required by the new standard, SFAS No. 142, the Company's goodwill will be evaluated annually for impairment using a fair-value based approach and, if there is impairment, the carrying amount of goodwill will be written down to the implied fair value. Any impairment loss as a result of the initial adoption of the new accounting standard will be recognized as a cumulative effect of a change in accounting principle. Any impairment losses incurred subsequent to initial adoption of the new accounting standard will be recorded as a charge to operating income. Although management is still evaluating the impact of SFAS No. 142, including the most appropriate method to use in valuing the Company's goodwill, initial estimates using current market data and discounted cash flow valuations indicate a significant goodwill impairment could exist upon adoption, potentially up to $200 million.

   In 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the recognition of a liability and offsetting asset for any legal obligation associated with the retirement of long-lived assets. The asset retirement cost is depreciated over the life of the related asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe SFAS No. 143 will have a significant effect on the Company.

   In 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Asset. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. The Company has adopted this statement as of January 1, 2002. Management does not believe SFAS No. 144 will have a significant effect on the Company.

Note 2.  Discontinued Operations

   The historical operating results and losses on the sale of the following business segments have been segregated as discontinued operations on the accompanying Consolidated Income Statement for the year ended December 31, 1999. Discontinued operations have not been segregated on the Consolidated Statement of Cash Flows. Asset and business dispositions which do not constitute the discontinuation of a business segment are discussed in Note 4.

CoorsTek Spin-off

   On December 31, 1999, the Company distributed 100% of CoorsTek's shares of common stock to the GPIC shareholders in a tax-free transaction. Shareholders received one share of CoorsTek stock for every four shares of GPIC stock held. CoorsTek issued a promissory note to GPIC on December 31, 1999 totaling $200.0 million in satisfaction of outstanding intercompany obligations at the time of the spin-off and as a one-time, special dividend. The note was paid in full on January 4, 2000. No gain or loss was recognized by GPIC as a result of the spin-off transaction. Interest expense of $16.0 million was allocated to the discontinued operations of CoorsTek in 1999, based upon intercompany debt plus CoorsTek's allocation of total consolidated debt at the time of the spin-off in 1999.

Golden Aluminum

   In 1996, the Board of Directors adopted a plan to dispose of the Company's aluminum rigid-container sheet business operated by Golden Aluminum. In March 1997, Golden Aluminum was sold for $70.0 million, of which $10.0 million was paid at closing and $60.0 million was due within two years. In December of 1998, the Company extended the due date on the $60.0 million payment until September 1, 1999. In accordance with the purchase agreement, the purchaser exercised its right to return Golden Aluminum to the Company on August 23, 1999 in discharge of the $60.0 million obligation. The initial payment of $10.0 million was nonrefundable. The Company subsequently sold the assets of Golden Aluminum to another buyer for approximately $41 million on November 5, 1999. An additional pre-tax charge of $10.0 million was recorded in 1999 relating to the ultimate disposition of Golden Aluminum's assets.

Financial Data--Discontinued Operations

   Financial data for CoorsTek and Golden Aluminum for the year ended December 31, 1999, in thousands, are summarized as follows:

                                                           Golden
                                                 CoorsTek Aluminum   Total
                                                 -------- --------  --------
   Net sales.................................... $365,061 $     --  $365,061
                                                 ======== ========  ========
   Income from operations before income taxes... $ 25,117 $     --  $ 25,117
   Income tax expense...........................    9,480       --     9,480
                                                 -------- --------  --------
   Income from operations.......................   15,637       --    15,637
   Loss from disposal before taxes..............       --  (10,000)  (10,000)
   Income tax benefit...........................       --    3,544     3,544
                                                 -------- --------  --------
   Net income (loss)............................ $ 15,637 $ (6,456) $  9,181
                                                 ======== ========  ========
   Net income per basic share of common stock:

   Income from operations....................... $   0.55 $     --  $   0.55
   Loss on disposal.............................       --    (0.23)    (0.23)
                                                 -------- --------  --------
   Net income (loss) per basic share............ $   0.55 $  (0.23) $   0.32
                                                 ======== ========  ========
   Net income per diluted share of common stock:

   Income from operations....................... $   0.54 $     --  $   0.54
   Loss on disposal.............................       --    (0.22)    (0.22)
                                                 -------- --------  --------
   Net income (loss) per diluted share.......... $   0.54 $  (0.22) $   0.32
                                                 ======== ========  ========

Note 3.  Acquisitions

  Fort James Packaging Business

   On August 2, 1999, the Company acquired the assets and liabilities of the Fort James Corporation's folding carton operations for cash consideration of approximately $849 million. The Fort James acquisition, which included 13 operations located throughout North America, has been accounted for under the purchase method. Accordingly, the excess of the purchase price over the fair value of the assets and liabilities acquired of approximately $454 million is being amortized using the straight-line method over 30 years. The folding carton business of Fort James was a major supplier of folding cartons to leading consumer product companies for packaging food. The folding carton business of Fort James has been included in the Company's results since August 2, 1999.

   On May 12, 2000, the Company announced the planned closure of the Perrysburg, Ohio folding carton plant. Costs totaling $7.85 million to shut down the Perrysburg facility, which was part of the acquisition of the Fort James Corporation's folding carton operations, have been accounted for as a cost of the acquisition. The Company completed the closure of the plant and the transition of the plant's business to other Company facilities as of December 31, 2000. The Company sold the Perrysburg, Ohio building and land in July 2001 for cash proceeds of $1.9 million. No gain or loss was recognized on the sale.

   The following unaudited pro forma information for GPIC has been prepared assuming that the acquisition of the Fort James folding carton operations had occurred on January 1, 1999. The pro forma information includes adjustments for
(1) amortization of goodwill, (2) increased interest expense related to new borrowings at applicable rates for the purchase, and (3) the net tax effect of pro forma adjustments at the statutory rate. CoorsTek and Golden Aluminum are reflected as discontinued operations in the unaudited pro forma financial information. The unaudited pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations as they would have been had the transaction actually occurred on January 1, 1999 nor is it necessarily indicative of the results of operations which may occur in the future.


                                                                                              Pro Forma Year
                                                                                                   Ended

                                                                                             December 31, 1999
                                                                                                (Unaudited)
                                                                                             -----------------
                                                                                              (in thousands,
                                                                                             except per share
                                                                                                   data)
Net sales...................................................................................    $1,187,781
Loss from continuing operations, before extraordinary loss..................................        (2,867)
Net income..................................................................................         3,982
Loss from continuing operations, before extraordinary loss per basic share of common stock..         (0.10)
Loss from continuing operations, before extraordinary loss per diluted share of common stock         (0.10)
Net income per basic share of common stock..................................................          0.14
Net income per diluted share of common stock................................................          0.14

  Edwards Enterprises

   On March 1, 1999, CoorsTek acquired all of the outstanding shares of Edwards Enterprises for approximately $18 million. The acquisition has been accounted for under the purchase method. Accordingly, the excess of the purchase price over the fair value of net assets acquired of $4.2 million is being amortized using the straight-line method over 20 years. Edwards Enterprises, located in Newark, California, manufactures precision-machined parts for the semiconductor industry. The results of Edwards Enterprises since March 1, 1999 are included in the 1999 discontinued operations of CoorsTek.

  Precision Technologies

   On March 12, 1999, CoorsTek acquired the net assets of Precision Technologies for approximately $22 million in cash and warrants to purchase 300,000 shares of the Company's common stock at an exercise price equal to the fair market value of the common stock on the date of closing. These warrants were converted into warrants to purchase shares of CoorsTek stock following the spin-off. The warrants were recorded as an increase in the purchase price at their estimated fair value on the date of acquisition using the Black-Scholes pricing model. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the excess of the purchase price over the fair value of net assets acquired of $20.2 million is being amortized using the straight-line method over 20 years. Precision Technologies, located in Livermore, California, manufactures precision-machined parts for the semiconductor, medical and aircraft industries. The results of Precision Technologies since March 12, 1999 are included in the 1999 discontinued operations of CoorsTek.

  Doo Young Semitek

   In December 1999, CoorsTek acquired all of the outstanding shares of Doo Young Semitek for $3.6 million. The name of Doo Young Semitek was subsequently changed to CoorsTek-Korea. The acquisition has been accounted for under the purchase method of accounting and goodwill of $2.5 million is being amortized over 15 years. CoorsTek-Korea, located in Kyungbook, South Korea, manufactures technical ceramic parts for the semiconductor industry. The results of CoorsTek-Korea since December 1999 are included in the 1999 discontinued operations of CoorsTek.

Note 4.  Dispositions

2000 Dispositions

  Malvern Packaging Plant

   On October 31, 2000, the Company sold the net assets of its Malvern, Pennsylvania packaging plant to Huhtamaki Van Leer for approximately $35 million in cash. The proceeds from the sale were used to reduce debt. The Company recorded a pre-tax gain of $11.4 million on the sale. The after-tax gain on sale was $6.8 million, or $0.23 per basic and diluted share.

  Other Assets

   The Company sold patents and various other assets of its former developmental businesses and an airplane for cash consideration of approximately $8.2 million. A pre-tax gain of $7.8 million was recognized in 2000 relating to these asset sales. The after-tax gain on sale was $4.7 million, or $0.16 per basic and diluted share. In 2001, a pre-tax gain of approximately $3.6 million was recognized upon receipt of additional consideration for assets of the Company's former developmental businesses.

1999 Dispositions

  Flexible Packaging Plants

   On September 2, 1999, the Company sold its flexible packaging plants to Sonoco Products Company for approximately $105 million in cash. The Company used the proceeds from the sale, less transaction costs, to reduce debt associated with its acquisition of the Fort James Corporation's folding carton operations. The Company recorded a pre-tax gain of $22.7 million. The after-tax gain on sale was $13.6 million, or $0.48 per basic share and $0.47 per diluted share.

  Solar Electric Business

   On August 3, 1999, the Company sold its majority interest in a group of solar electric distribution companies to Kyocera International, Inc., a wholly owned subsidiary of Kyocera Corporation. The Company realized $30.8 million in cash of which $20.8 million was consideration for the Company's equity position and $10.0 million was for the repayment of certain debt owed to the Company. The Company used the proceeds from the sale, less transaction costs, to reduce debt associated with its recent acquisition of the packaging business of Fort James. The pre-tax gain recorded in conjunction with this transaction totaled $7.5 million while the after-tax gain was $4.5 million. Earnings per share on a basic and diluted basis for the gain on this sale were $0.16.

Note 5.  Asset Impairment and Restructuring Charges

   The Company has recorded asset impairment and restructuring charges totaling $8.9 million, $5.6 million and $7.8 million in 2001, 2000, and 1999, respectively. Management reviews the relative cost effectiveness of the Company's assets, including plant facilities and equipment, while integrating acquisitions and in response to pressures on margins from industry conditions. As a result, the Company has closed several plants and downsized its workforce with the goal of maximizing the Company's profits and optimizing its manufacturing resources.

Asset Impairment Charges

   2001: The Company recorded an asset impairment charge of $3.5 million in the fourth quarter of 2001 in conjunction with the announcement of the planned closure of the Newnan, Georgia plant. The Company expects to complete the shut down of the plant's operations during 2002 and sell the plant's building and land. The net book value of the Newnan building and land was approximately $2.1 million at December 31, 2001. The plant's business will be transferred to other plants in the Company's system.

   The Company recorded an asset impairment charge of $1.5 million in the quarter ended March 31, 2001 related to its Saratoga Springs, New York building. This is in addition to a $3.0 million asset impairment charge taken in 1999 related to Saratoga Springs' assets. Operations of the Saratoga Springs plant were transferred to other Company manufacturing locations and the building and real property were sold in June 2001 for cash proceeds of $3.4 million. No gain or loss was recognized on the June 2001 sale.

   2000: The Company announced the planned closure of its Perrysburg, Ohio folding carton plant in the second quarter of 2000. The Perrysburg plant was part of the Fort James folding carton operations and was eliminated due to excess capacity. The shutdown and restructuring plan for the Perrysburg facility included asset impairments totaling $6.5 million, which were recorded in the second quarter of 2000 as a cost of the acquisition, with a resultant adjustment to goodwill. The Company completed the closure of the plant and transition of the plant's business to other Company facilities by the end of 2000. On July 11, 2001, the remaining real estate was sold for cash proceeds of approximately $1.9 million. No gain or loss was recognized on the sale.

   1999: The Company recorded $5.9 million of asset impairment charges in 1999 due to decisions to close its Boulder, Colorado and Saratoga Springs, New York plants. The Boulder plant has been replaced by a new manufacturing facility in Golden, Colorado, which uses advanced equipment to improve the production process. Due to certain delays in production transition to Golden, the Boulder facility remains partially operational. The Saratoga Springs plant operated at higher overhead levels than other plants and used gravure press technology. Therefore, the decision was made to sell the Saratoga Springs property, move the business to other folding carton plants, and dispose of the gravure presses at Saratoga Springs. Boulder writedowns totaled $2.9 million and Saratoga Springs writedowns totaled $3.0 million. The Saratoga Springs facility shutdown was complete at December 31, 2000, and the real estate was sold in June 2001 for cash proceeds of approximately $3.4 million. No gain or loss was recognized on the sale.

Restructuring Charges

   2001: In connection with the announced closure of the Newnan, Georgia plant discussed above, the Company recorded restructuring charges totaling $2.4 million in the fourth quarter of 2001. The charges relate to severance packages for 105 plant personnel which were communicated to employees in December 2001. The Company expects to complete the Newnan restructuring plan by the end of 2002.

   2000: In December 2000 the Company announced a restructuring plan to reduce fixed-cost personnel. The plan includes the elimination of approximately 200 non-production positions across the Company, including the closure of the Company's folding carton plant in Portland, Oregon, and offers severance packages in accordance with the Company's policies. The total cost of the reduction in force is $5.0 million, of which $3.0 million was recognized in the fourth quarter 2000 results. The remaining cost of approximately $2.0 million was recognized in the first half of 2001 when severance packages were communicated to employees. The restructuring plan is essentially complete at December 31, 2001 with approximately $0.2 million remaining to be paid in 2002. No additional charges related to this restructuring plan are expected.

   In connection with the announced closure of the Perrysburg, Ohio plant, restructuring reserves were recorded totaling approximately $1.3 million in the second quarter of 2000. The reserves relate to severance of approximately 100 production positions and other plant closing costs. Consistent with the asset impairments related to the Perrysburg closure, the restructuring costs have been accounted for as a cost of the Fort James packaging business acquisition, with a resultant adjustment to goodwill. As of December 31, 2001, all the restructuring charges have been paid relating to the Perrysburg closure.

   The Company recorded a restructuring charge of $3.4 million in the first quarter of 2000 for severance costs for 172 plant personnel as a result of the announced closure of the Saratoga Springs, New York plant. The Saratoga Springs plant was closed pursuant to a plant rationalization plan approved by the Company's Board of Directors in the fourth quarter of 1999. The Company has completed the closure of the Saratoga Springs plant and the transition of the plant's business to other Company facilities. In the first quarter of 2001, the Company reversed approximately $0.5 million of severance accruals which were unneeded to complete the Saratoga Springs restructuring plan.

   Essentially all of the remaining restructuring charges have been paid through December 31, 2001 related to the Saratoga Springs facility shutdown.

   1999: The Company recorded a $1.9 million restructuring charge pursuant to a plant rationalization plan approved by the Company's Board of Directors in the fourth quarter of 1999. The Company instituted this plan to further its goal of refining its focus on folding carton packaging and to reduce headcount. The Company initially planned to complete this restructuring plan by the end of 2000. However, customer needs in both Boulder, Colorado and Lawrenceburg, Tennessee impacted the completion of the restructuring and resulted in the savings of approximately $0.8 million of anticipated restructuring costs related to severance at the Lawrenceburg facility. The 2000 restructuring expense is net of this $0.8 million benefit. At December 31, 2001, no further restructuring accruals remain relating to this rationalization plan.

   During 1998, the Company instituted a restructuring plan related to certain of its operations and recorded $2.8 million in restructuring charges. This plan included the consolidation and realignment of certain administrative functions and the downsizing of its Franklin, Ohio operation. This plan resulted in the elimination of approximately 20 administrative and 65 manufacturing positions with related severance costs of approximately $2.5 million. This plan also included approximately $0.3 million in other exit costs relating to the closure of a divisional office in North Carolina. The Company completed this restructuring in 1999.

   The following table summarizes accruals related to the Company's restructurings (in millions):


                                              1999         2000       2000    2000/2001  2001
                                              Plant      S/Springs Perrysburg Reduction Newnan
                                         Rationalization   Plant     Plant       in      Plant
                                              Plan        Closure   Closure     Force   Closure Totals
                                         --------------- --------- ---------- --------- ------- ------
                                                                 (in millions)

Balance, December 31, 1998..............      $ 1.8        $  --     $  --      $  --    $ --   $ 1.8
1999 restructuring charges..............        1.9           --        --         --      --     1.9
Cash paid...............................       (1.8)          --        --         --      --    (1.8)
                                              -----        -----     -----      -----    ----   -----
Balance, December 31, 1999..............        1.9           --        --         --      --     1.9
2000 restructuring charges, net of
  reversals.............................       (0.8)         3.4        --        3.0      --     5.6
2000 restructuring--Perrysburg..........         --           --       1.3         --      --     1.3
Cash paid...............................       (1.0)        (2.0)     (0.7)      (0.1)     --    (3.8)
                                              -----        -----     -----      -----    ----   -----
Balance, December 31, 2000..............        0.1          1.4       0.6        2.9      --     5.0
2001 restructuring charges, net of
  reversals.............................         --         (0.5)       --        2.0     2.4     3.9
Transfer of enhanced benefits to pension
  liabilities...........................         --           --        --       (2.2)     --    (2.2)
Cash paid...............................       (0.1)        (0.8)     (0.6)      (2.5)     --    (4.0)
                                              -----        -----     -----      -----    ----   -----
Balance, December 31, 2001..............      $  --        $ 0.1     $  --      $ 0.2    $2.4   $ 2.7
                                              =====        =====     =====      =====    ====   =====

Note 6.  Indebtedness

   The following table summarizes the Company's outstanding debt, in thousands.


                                                         At December 31,
                                                        -----------------
                                                          2001     2000
                                                        -------- --------
       Senior Credit Facilities

          Term loan due August 15, 2001................ $     -- $ 33,500
          Five-year term loan due August 2, 2004.......  247,035  312,500
          Revolving credit facility due August 2, 2004.  222,750  289,100
                                                        -------- --------
                                                         469,785  635,100
       Subordinated notes due August 15, 2008..........   50,000       --
       Various notes payable...........................    5,974    5,572
                                                        -------- --------
       Total debt......................................  525,759  640,672
          Less current maturities......................   37,373   58,642
                                                        -------- --------
       Total long-term debt............................ $488,386 $582,030
                                                        ======== ========

Senior Credit Facilities

   The Company has a revolving credit and term loan agreement (the "Credit Agreement") with a group of lenders, with Bank of America, N.A. as agent. Currently, the Credit Agreement is comprised of two senior credit facilities (the "Senior Credit Facilities") including a $325.0 million five-year term loan facility and a $400.0 million five-year revolving credit facility. Proceeds from the existing Senior Credit Facilities were used to finance the August 2, 1999 acquisition of the Fort James Corporation's folding carton operations and to repay the Company's other outstanding borrowings. At December 31, 2001, the Company's borrowings under the Senior Credit Facilities totaled $469.8 million and bore interest based on LIBOR plus 2.25%. The Company also had $4.1 million of letters of credit outstanding at December 31, 2001. Available borrowings under the line of credit were $173.2 million at December 31, 2001.

   Amounts borrowed under the Credit Agreement bear interest under various pricing alternatives plus a spread depending on the Company's leverage ratio. The various pricing alternatives include (i) LIBOR, or (ii) the higher of the Federal Funds Rate plus 0.5% or the prime rate. In addition, the Company pays a commitment fee that varies based upon the Company's leverage ratio and the unused portion of the revolving credit facility. Mandatory prepayments under the Credit Agreement are required from the proceeds of any significant asset sale or from the issuance of any debt or equity securities. In addition, the five-year term loan is due in quarterly installments. Total installments for 2002 through 2004, respectively, are $35.0 million, $40.0 million and $25.0 million, with the remaining balance due on August 2, 2004.

   The Credit Agreement is collateralized by first priority liens on all material assets of the Company and all of its domestic subsidiaries. The Credit Agreement currently limits the Company's ability to pay dividends other than permitted dividends on the preferred stock, and imposes limitations on the incurrence of additional debt, acquisitions, capital expenditures and the sale of assets.

   Interest expense of $16.0 million was allocated to the discontinued operations of CoorsTek in 1999, based upon CoorsTek's $200.0 million allocation of total consolidated debt at the time of the spin-off for 1999.

   The Company incurred debt extinguishment costs in August 1999 of $3.6 million when existing debt instruments were repaid in connection with the purchase of the Fort James Corporation's folding carton operations through the issuance of new credit facilities.

Subordinated Debt

   Pursuant to terms in the Credit Agreement, the Company completed a $50.0 million private placement of subordinated unsecured debt on August 15, 2001. The purchaser of the notes was Golden Heritage, LLC, a company owned by several Coors family trusts and a related party. The notes accrue interest at 10% per annum, payable quarterly, beginning September 15, 2001. The notes mature August 15, 2008, but are redeemable, subject to the terms of the Credit Agreement, at a premium of 3% in the first year, 1.5% in the second year and at par thereafter. Proceeds were used to repay the remaining balance on the one-year term note due August 15, 2001 and the balance was applied against the five-year senior credit facilities.

Other Notes Payable

   The Company had various notes payable totaling $6.0 million and $5.6 million at December 31, 2001 and 2000, respectively. The notes bear interest at rates ranging from 5.25% to 13.06% and mature in 2002 through 2008. The notes are generally collateralized by equipment purchased with the proceeds from the notes.

   The maturities of long-term debt are as follows (in thousands):


                               2002...................... $ 37,373
                               2003......................   40,177
                               2004......................  394,958
                               2005......................      191
                               Thereafter................   53,060
                                                          --------
                                                          $525,759
                                                          ========

Pending Refinancing Transactions

   The Company expects to enter into certain refinancing transactions subsequent to December 31, 2001 consisting of the following:

   .   $300.0 million senior subordinated notes;
   .   a secured $150.0 million funded term loan; and
   . a secured $300.0 million revolving line of credit that will be partially funded at the closing of the refinancing transactions.

   The Company expects to use the proceeds from the refinancing transactions to retire the Senior Credit Facilities, to repurchase the $50.0 million of existing subordinated notes at par, to pay expenses and for general corporate purposes.

   In connection with the refinancing transactions, the Company will incur a non-cash charge to write off its remaining unamortized debt issuance costs. These costs amount to $17.0 million at December 31, 2001. If the Company continues to reduce LIBOR-based borrowings through increased cash flows, it may also incur a charge related to its existing interest rate swap agreements if they no longer qualify as a hedge of interest rate risk. At December 31, 2001, the Company had $225.0 million notional value of interest rate swap agreements, which had a negative fair value of $7.5 million.

   The issuance of the senior subordinated notes will be contingent upon the successful refinancing of the existing Senior Credit Facilities.

Note 7.  Fair Value of Financial Instruments

   The fair value of cash and cash equivalents and current maturities of long-term debt approximates carrying value because of the short maturity of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of the same remaining maturity and credit quality. Because the interest rates on the long-term debt are reset monthly, the carrying value approximates the fair value of long-term debt.

   The Company has entered into interest rate swap agreements to hedge the underlying interest rates on $100 million of borrowings at an average fixed interest rate of 5.94% and an average risk-free rate of 6.98% on $125 million of its borrowings. In addition, the Company has interest rate contracts that provide interest rate cap protection on $350 million of floating rate debt.

   The Company is exposed to credit loss in the event of nonperformance by the commercial banks that issued the interest rate contracts. However, the Company does not anticipate nonperformance by these banks. The fair value of the Company's interest rate derivatives at December 31, 2001, in thousands, is as follows:


                            Interest rate swaps.......... $(7,545)
                                                           ======
                            Interest rate caps..........  $  --
                                                           ======

Note 8.  Operating Leases

   The Company leases a variety of facilities, warehouses, offices, equipment and vehicles under operating lease agreements that expire in various years. Future minimum lease payments, in thousands, required as of December 31, 2001, under non-cancelable operating leases with terms exceeding one year, are as follows:


                           2002............... $2,772
                           2003...............  1,958
                           2004...............  1,258
                           2005...............    423
                           2006 and thereafter    215
                                               ------
                              Total........... $6,626
                                               ======

   Operating lease rentals for warehouse, production, office facilities and equipment amounted to $3.3 million in 2001, $3.1 million in 2000 and $4.3 million in 1999.

Note 9.  Income Taxes

   The sources of income (loss), in thousands, from continuing operations before income taxes and extraordinary item were:


                                                                  Year Ended December 31,
                                                                 -------------------------
                                                                  2001     2000     1999
                                                                 ------- --------  -------
Domestic........................................................ $10,689 $(11,228) $25,260
Foreign.........................................................       4     (448)   5,095
                                                                 ------- --------  -------
Income (loss) from continuing operations before income taxes and extraordinary loss............................................ $10,693 $(11,676) $30,355
                                                                 ======= ========  =======

   The total provision for income taxes, in thousands, included the following:


                                                 Year Ended December 31,
                                               --------------------------
                                                2001      2000     1999
                                               -------  --------  -------
      Current provision:
         Federal.............................. $(4,345) $(15,011) $13,940
         State................................     185       321    1,741
         Foreign..............................      --        --    4,347
                                               -------  --------  -------
         Total current tax expense (benefit).. $(4,160) $(14,690) $20,028
                                               =======  ========  =======
      Deferred provision:
         Federal.............................. $ 9,250  $ 11,229  $   800
         State................................    (833)   (1,217)     704
         Foreign..............................      --        --   (4,963)
                                               -------  --------  -------
         Total deferred tax expense (benefit).   8,417    10,012   (3,459)
                                               -------  --------  -------
      Total income tax expense (benefit)...... $ 4,257  $ (4,678) $16,569
                                               =======  ========  =======

   The total provision for income taxes, in thousands, is included in the consolidated income statement as follows:


                                               Year Ended December 31,
                                               -----------------------
                                                2001   2000     1999
                                               ------ -------  -------
        Continuing operations................. $4,257 $(4,678) $11,945
        Discontinued operations...............     --      --    5,936
        Extraordinary item....................     --      --   (1,312)
                                               ------ -------  -------
           Total income tax expense (benefit). $4,257 $(4,678) $16,569
                                               ====== =======  =======

   Temporary differences that gave rise to a significant portion of deferred tax assets (liabilities), in thousands, were as follows:


                                                        At December 31,
                                                      ------------------
                                                        2001      2000
                                                      --------  --------
       Depreciation and other property related....... $(43,570) $(37,500)
       Amortization of intangibles...................  (12,306)   (7,965)
                                                      --------  --------
          Gross deferred tax liability...............  (55,876)  (45,465)
                                                      --------  --------
       Pension and employee benefits.................   20,551    11,854
       Tax credit carryforwards......................   13,719     8,251
       Interest......................................    3,414       156
       Inventory.....................................    2,195     3,061
       Accruals......................................    7,557     7,075
       Net operating loss and contribution carryovers    6,814    10,102
       All other.....................................      279       111
                                                      --------  --------
          Gross deferred tax asset...................   54,529    40,610
          Less valuation allowance...................     (256)     (338)
                                                      --------  --------
       Net deferred tax asset (liability)............ $ (1,603) $ (5,193)
                                                      ========  ========
       Financial statement classification:
          Current deferred tax asset................. $ 17,378  $ 14,305
          Long-term deferred tax liability...........  (18,981)  (19,498)
                                                      --------  --------
       Net deferred tax liability.................... $ (1,603) $ (5,193)
                                                      ========  ========

   The valuation allowance for deferred tax assets was decreased by $82,000 in 2001 and increased by $215,000 in 2000. The changes in the valuation allowance relate to uncertainty surrounding the ultimate deductibility of a foreign net operating loss carryforward.

   At December 31, 2001 the Company had federal net operating loss carryforwards of approximately $7.9 million which will begin to expire in years after 2021. The Company also has approximately $11.3 million of alternative minimum tax credits which have an indefinite carryforward period and $2.5 million in research and development credits which will begin to expire in years after 2017.

   The principal differences between the effective income tax rate, attributable to continuing operations, and the U.S. statutory federal income tax rate, were as follows:


                                                      Year Ended December 31,
                                                      ----------------------
                                                       2001     2000    1999
                                                      -----    -----    ----
     Expected tax rate...............................  35.0%    (35.0%) 35.0%
     State income taxes (net of federal benefit).....   3.4      (3.2)   3.2
     Nondeductible expenses and losses...............  19.7      26.7    2.4
     Effect of foreign investments...................    --      (0.1)  (3.3)
     Change in deferred tax asset valuation allowance   (.8)      1.8    0.4
     Research and development and other tax credits.. (14.4)    (28.3)    --
     Other--net......................................  (3.1)     (2.0)   1.7
                                                      -----    -----    ----
        Effective tax rate...........................  39.8%    (40.1%) 39.4%
                                                      =====    =====    ====

   The Internal Revenue Service ("IRS") is examining the Company's Federal income tax returns for the years 1999 and 2000. In the opinion of management, adequate accruals have been provided for all income tax matters and related interest.

   As a result of certain restructuring actions, the undistributed earnings of foreign subsidiaries previously considered as being permanently reinvested have been distributed to the U.S. as a dividend. Foreign tax credits eliminated the resulting U.S. income tax liability on the dividend. The Company no longer provides for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries, since all foreign subsidiaries' income is included in the U.S. return.

   The Company and CoorsTek have executed a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of Federal, state and other taxes relating to the CoorsTek business for tax years prior to the spin-off and with respect to certain tax attributes of CoorsTek after the spin-off. In general, the Company is responsible for filing consolidated Federal and combined or consolidated state tax returns and paying the associated taxes for periods through December 31, 1999. CoorsTek will reimburse the Company for the portion of such taxes relating to the CoorsTek business. CoorsTek is responsible for filing returns and paying taxes related to the CoorsTek business for periods after December 31, 1999.

   The tax sharing agreement is designed to preserve the status of the spin-off as a tax-free distribution. CoorsTek has agreed that it will refrain from engaging in certain transactions during the two-year period following the spin-off unless it first provides the Company with a ruling from the IRS or an opinion of tax counsel acceptable to the Company that the transaction will not adversely affect the tax-free nature of the spin-off. In addition, CoorsTek has indemnified the Company against any tax liability or other expense it may incur if the spin-off is determined to be taxable as a result of CoorsTek's breach of any covenant or representation contained in the tax sharing agreement or CoorsTek's action in effecting such transactions. By its terms, the tax sharing agreement will terminate when the statutes of limitations under applicable tax laws expire.

Note 10.  Stock Compensation

The Company has an equity incentive plan that provides for the granting of nonqualified stock options and incentive stock options to certain key employees. The equity incentive plan also provides for the granting of restricted stock, bonus shares, stock units and offers to officers of the Company to purchase stock. The number of shares made available for award under the plan was equal to
4.8 million shares and is being increased annually by 2% of the Company's outstanding shares on each preceding December 31 beginning with 1997. Generally, options outstanding under the Company's equity incentive plan are subject to the following terms: (1) grant price equal to 100% of the fair value of the stock on the date of grant; (2) ratable vesting over either a three-year or four-year service period; and (3) maximum term of ten years from the date of grant. Officers' options granted after 1998 generally provide for accelerated vesting upon attainment of certain stock prices or debt to EBITDA ratios, as defined by the equity incentive plan, but vest completely after five years.

   In conjunction with the spin-off of CoorsTek at December 31, 1999, the Company cancelled options held by CoorsTek employees and adjusted the remaining options outstanding to reflect the new ratio of exercise price to market price of the Company's stock immediately prior and subsequent to the spin-off. The changes consisted of reducing the exercise price relative to the new market price and increasing the number of shares underlying the outstanding options, so as to restore the option holder to the economic position that existed immediately prior to the spin-off.

   Stock option activity was as follows (shares in thousands):


                                                      Year Ended December 31,
                                          ------------------------------------------------
                                               2001            2000             1999
                                          --------------- --------------- ----------------
                                                 Weighted        Weighted         Weighted
                                                 Average         Average          Average
                                                 Exercise        Exercise         Exercise
                                          Shares  Price   Shares  Price   Shares   Price
                                          ------ -------- ------ -------- ------  --------
Options outstanding at January 1......... 6,262   $6.04   4,281   $8.86    2,672   $17.80
Granted..................................   251   $4.62   2,523   $1.66    1,912   $13.43
Exercised................................    --      --      --      --       --       --
Expired or forfeited.....................  (490)  $6.27    (542)  $7.88     (177)  $17.62
Cancellation of CoorsTek employee options    --      --      --      --   (2,036)  $15.63
GPIC employee options conversion.........    --      --      --      --    1,910       --
                                          -----   -----   -----   -----   ------   ------
Options outstanding at December 31....... 6,023   $5.96   6,262   $6.04    4,281   $ 8.86
                                          =====   =====   =====   =====   ======   ======
Exercisable.............................. 2,336   $9.64   2,302   $9.73    2,262   $ 9.41
                                          =====   =====   =====   =====   ======   ======
Available for future grant............... 2,315           1,458              664
                                          =====           =====           ======

   The following table summarizes information about stock options outstanding at December 31, 2001 (shares in thousands):


                            Options Outstanding          Options Exercisable

                   ------------------------------------- --------------------
                                   Weighted     Weighted             Weighted
                                   Average      Average              Average
  Range of           Options      Remaining     Exercise   Options   Exercise
  Exercise Prices  Outstanding Contractual Life  Price   Exercisable  Price
  ---------------  ----------- ---------------- -------- ----------- --------
  $1.56 to $7.52..    3,189       7.92 years     $ 2.86       501     $ 6.58
  $7.56 to $10.17.    2,326       4.61 years     $ 8.81     1,326     $ 9.75
  $10.48 to $13.74      508       5.39 years     $12.36       509     $12.36
                      -----       ----------     ------     -----     ------
  $1.56 to $13.74.    6,023       6.43 years     $ 5.96     2,336     $ 9.64
                      =====       ==========     ======     =====     ======

   The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its equity incentive plan and employee stock purchase plan. If the Company had elected to recognize compensation cost based on the fair value of the stock options at grant date as allowed by SFAS No. 123, Accounting for Stock-Based Compensation, pre-tax compensation expense of $1.7 million, $1.2 million and $3.5 million would have been recorded for 2001, 2000 and 1999, respectively. Net income
(loss) attributable to common shareholders and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                Year Ended December 31,
                                               --------------------------
                                                2001      2000     1999
                                               -------  --------  -------
      Net income (loss) attributable to common
        shareholders, in thousands:
         As reported.......................... ($3,564) ($10,804) $25,259
         Pro forma............................ ($4,584) ($11,524) $23,159
      Earnings per share--basic:
         As reported.......................... ($ 0.11) ($  0.37) $  0.89
         Pro forma............................ ($ 0.15) ($  0.39) $  0.81
      Earnings per share--diluted:............
         As reported.......................... ($ 0.11) ($  0.37) $  0.88
         Pro forma............................ ($ 0.15) ($  0.39) $  0.81

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 70% in 2001, 56.3% in 2000 and 30.8% in 1999; (3) risk-free interest rate ranging from 3.7% to 5.5% in 2001, 4.2% to 6.4% in 2000 and 5.7% to 6.7% in 1999; and (4) expected life of 4.5 to
9.0 years in 2001, 3 to 9.91 years in 2000 and 3 to 6.36 years in 1999. The weighted average per-share fair value of options granted during 2001, 2000 and 1999 was $3.52, $1.09 and $6.82, respectively.

Note 11.  Defined Benefit Plans

   The Company maintains a defined benefit pension plan for the majority of employees. Benefits are based on years of service and average base compensation levels over a period of years. Plan assets consist primarily of equity and interest-bearing investments. The Company's funding policy is to contribute annually not less than the minimum funding required by the internal revenue code nor more than the maximum amount that can be deducted for federal income tax purposes.

   Non-union retirement health care and life insurance benefits are provided to certain employees hired prior to June 1999 and eligible dependents. Eligible employees may receive these benefits after reaching age 55 with 10 years of service. Prior to reaching age 65, eligible retirees may receive certain health care benefits identical to those available to active employees. The amount the retiree pays is based on age and service at the time of retirement. These plans are not funded.

   The following assets (liabilities), in thousands, were recognized for the combined defined benefit plans of the Company at December 31:


                                                  Pension Benefits     Other Benefits

                                                 ------------------  ------------------
                                                   2001      2000      2001      2000
                                                 --------  --------  --------  --------
Change in benefit obligation
Benefit obligation at beginning of year......... $121,486  $103,110  $ 18,241  $ 16,778
Service cost....................................    4,447     5,094       431       633
Interest cost...................................    9,400     8,434     1,286     1,257
Plan amendments.................................    4,517        --    (1,832)       --
Actuarial loss (gain)...........................   (2,475)    6,755        --        --
Change in actuarial assumptions.................    8,906        --       678        --
Benefits paid...................................   (3,078)   (1,907)   (1,172)     (427)
                                                 --------  --------  --------  --------
Benefit obligation at end of year...............  143,203   121,486    17,632    18,241
                                                 --------  --------  --------  --------
Change in plan assets
Fair value of plan assets at beginning of year..  118,344   112,273        --        --
Actual return on plan assets....................   (5,794)    6,534        --        --
Company contributions...........................    2,306     1,444        --        --
Benefits paid...................................   (3,078)   (1,907)       --        --
                                                 --------  --------  --------  --------
Fair value of plan assets at end of year........  111,778   118,344        --        --
                                                 --------  --------  --------  --------
Funded status...................................  (31,425)   (3,142)  (17,632)  (18,241)
Unrecognized actuarial loss (gain)..............   30,208     6,181    (2,156)   (2,959)
Unrecognized prior service cost/intangible asset    7,640     6,254    (3,187)   (1,688)
Unrecognized transition asset...................       --       (72)       --        --
                                                 --------  --------  --------  --------
Net prepaid (accrued) benefit cost.............. $  6,423  $  9,221  $(22,975) $(22,888)
                                                 ========  ========  ========  ========
Weighted average assumptions at year end
Discount rate...................................     7.25%     7.75%     7.25%     7.75%
Expected long-term return on plan assets........     9.75%     9.75%       --        --
Rate of compensation increase...................     4.75%     5.25%       --        --

     The Company had accumulated benefit obligations in excess of the fair value of its plan assets totaling $24.9 million and $0.7 million at December 31, 2001 and 2000, respectively, which are reflected as a minimum pension liability in other long term liabilities in the accompanying balance sheet.

   It is the Company's policy to amortize unrecognized gains and losses in excess of 10% of the larger of plan assets and the projected benefit obligation ("PBO") over the expected service of active employees (12-15 years). However, in cases where the accrued benefit liability exceeds the actual unfunded liability by more than 20% of the PBO, the amortization period is reduced to 5 years.

   For measurement purposes, a 6.5%, 6.5% and 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001, 2000 and 1999, respectively. The rate is assumed to decrease by 0.5% per annum to 4.75% and remain at that level thereafter.

   The following, in thousands, represents the Company's net periodic benefit cost.


                                             Pension Benefits           Other Benefits
                                        --------------------------  ---------------------
                                          2001     2000     1999     2001    2000   1999
                                        --------  -------  -------  ------  ------  -----
Components of net periodic benefit cost
Service cost........................... $  4,447  $ 5,094  $ 3,707  $  431  $  633  $ 423
Interest cost..........................    9,400    8,434    5,466   1,286   1,257    831
Actual return on plan assets...........    5,794   (6,534)  (1,805)     --      --     --
Deferred investment loss...............  (17,662)  (4,939)  (5,475)     --      --     --
Amortization of prior service cost.....      755      552      262    (334)   (422)  (703)
Recognized actuarial loss (gain).......       67      136      517    (125)   (448)  (385)
Transition asset amortization..........      (72)     (69)     (69)     --      --     --
                                        --------  -------  -------  ------  ------  -----
Net periodic benefit cost.............. $  2,729  $ 2,674  $ 2,603  $1,258  $1,020  $ 166
                                        ========  =======  =======  ======  ======  =====

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects, in thousands:


                                                               1% Point 1% Point
                                                               Increase Decrease

                                                           -------- --------
   Effect on total of service and interest cost components  $  290  $  (240)
   Effect on postretirement benefit obligation............  $1,475  $(1,265)

Note 12.  Defined Contribution Plan

   The Company provides a defined contribution profit sharing plan for the benefit of its employees, (the "Plan"). The Plan and its associated trust are intended to comply with the provisions of the Internal Revenue Code and ERISA, to qualify as a profit sharing plan for all purposes of the Code, and to provide a cash or deferred arrangement that is qualified under Code Section 401(k). Generally, employees expected to complete at least 1,000 hours of service per year are immediately eligible to participate in the Plan upon employment. Effective January 1, 2000, Company matching was increased to 60% of participant contributions up to 3.6% of participant annual compensation and was denominated in the Company's common stock. Prior to 2000, the Plan generally provided for Company matching of 50% of participant contributions, up to 2.5% of participant annual compensation. Company expenses related to the matching provisions of the Plan totaled approximately $4.3 million, $4.2 million and $2.4 million in 2001, 2000 and 1999, respectively. The Plan also provides for discretionary matching. The Company did not elect to provide discretionary matching under this provision in 2001, 2000 or 1999.

Note 13.  Shareholders' Rights Plan

   On June 1, 2000, the Company effected a dividend distribution of shareholder rights (the "Rights") that carry certain conversion rights in the event of a significant change in beneficial ownership of the Company. One right is attached to each share of the Company's common stock outstanding and is not detachable until such time as beneficial ownership of 15% or more of the Company's outstanding common stock has occurred (a "Triggering Event") by a person or group of affiliated or associated persons (an Acquiring Person). Each Right entitles each registered holder (excluding the Acquiring Person) to purchase from the Company one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $42.00. Registered holders receive shares of the Company's common stock valued at twice the exercise price of the Right upon exercise. Upon a Triggering Event, the Company is entitled to exchange one share of the Company's common stock for each right outstanding or to redeem the Rights at a price of $.001 per Right. The Rights will expire on June 1, 2010.

Note 14.  Preferred Stock

   On August 15, 2000 the Company issued one million shares of 10% Series B Convertible Preferred Stock (the "Preferred Stock") at $100 per share to the Grover C. Coors Trust (the "Trust"). At the time of the issuance of the Preferred Stock, the Trust owned 9% of the Company's outstanding common stock. The Trust's beneficiaries are members of the Coors family. Individual members of the Coors family and other Coors family trusts held a controlling interest in the Company at the time of issuance of the Preferred Stock. As a condition to the issuance of the Preferred Stock, a fairness opinion was obtained as to the consideration received and the value of the Preferred Stock at issuance was consistent with open market conditions and values for similar securities.

   The Trust, as holder of the Preferred Stock, has the following rights and preferences:

Conversion Feature

   Each share of Preferred Stock is convertible into shares of the Company's common stock at $2.0625 per share of common stock. The conversion price of $2.0625 was 125% of the average NYSE closing price per share of the Company's common stock for the five trading days prior to August 15, 2000 - which was $1.65. The Preferred Stock was issued at $100 per share; therefore, a complete conversion would result in the issuance of 48,484,848 additional shares of the Company's common stock.

   The Trust held 2,727,016 shares of the Company's common stock on December 31, 2001 which represents approximately 8% of all common shares outstanding (32,188,941). On an as-converted basis, the Trust would hold 51,211,864 shares of the Company's common stock on December 31, 2001, which would be approximately 63.5% of all shares outstanding (80,673,789).

Redemption Feature

   The Company can redeem the Preferred Stock at $105 per share beginning on August 15, 2005, reduced by $1 per share each year until August 15, 2010.

Dividends

   Dividends are payable quarterly at an annual rate of 10%. Dividends are cumulative and hold a preference to any dividends paid to other shareholders. The Preferred Stock participates in any common stock dividends on an as-converted basis. If dividends are not paid for two consecutive quarters, the Trust may elect one director to the Company's Board. If dividends are not paid for four consecutive quarters, the Trust may elect a majority of the directors to the Company's Board and effectively control the Company.

Liquidation Preference

   The Preferred Stock has a liquidation preference over the Company's common stock at $100 per share, plus unpaid dividends. The Preferred Stock also participates in any liquidation distributions to the common shareholders on an as-converted basis.

Voting and Registration Rights

   Every two shares of common stock underlying the Preferred Stock on an as-converted basis receive one vote. Therefore, the Trust currently votes 24,242,424 shares, in addition to the 2,727,016 shares of common stock held. The Trust may require the Company, with certain limitations, to register under the Securities Act of 1933 the common shares into which the Preferred Stock may be converted.

Note 15.  Related Party Transactions

   On December 28, 1992, the Company was spun off from Adolph Coors Company ("ACCo") and since that time ACCo has had no ownership interest in the Company. However, certain Coors family trusts have significant interests in both the Company and ACCo. At the time of spin-off from ACCo, the Company entered into agreements with Coors Brewing Company, a subsidiary of ACCo, for the sale of packaging and other products. The initial agreements had a stated term of five years and have resulted in substantial revenues to the Company. The Company continues to sell packaging products to Coors Brewing.

   In 1998, the packaging supply agreement with Coors Brewing was renegotiated. The new five-year agreement includes stated quantity commitments and requires annual repricing.

   Sales to Coors Brewing accounted for approximately 11%, 10% and 13% of the Company's consolidated gross sales for 2001, 2000 and 1999, respectively. The loss of Coors Brewing as a customer in the foreseeable future could have a material effect on the Company's results of operations.

   A Company subsidiary is a general partner in a limited partnership in which Coors Brewing is the limited partner. The partnership owns, develops, operates and sells certain real estate previously owned directly by Coors Brewing or ACCo. Distributions were allocated equally between the partners until late 1999 when Coors Brewing recovered its investment. Thereafter, distributions are made 80 percent to the general partner and 20 percent to Coors Brewing. No distributions were made in 2001. Distributions of approximately $1.8 million were made to each partner in 1999. Distributions in 2000 were approximately $0.8 million to Coors Brewing and $3.2 million to the Company. Coors Brewing's share of the partnership net assets was $4.4 million and is reflected as minority interest on the Company's balance sheet.

   In connection with the spin-off of CoorsTek at December 31, 1999, GPC and CoorsTek entered into contracts governing certain relationships between them following the spin-off, including a tax-sharing agreement, a transitional services agreement and certain other agreements.

   On March 31, 2000 the Company sold the net assets of its GTC Nutrition subsidiary to an entity controlled by a member of the Coors family for approximately $0.7 million. No gain or loss was recognized as a result of the sale.

   In August 2001, the Company completed a $50.0 million private placement of subordinated unsecured notes. The purchaser of the notes was Golden Heritage, LLC, a company owned by several Coors family trusts and a related party. See
Note 6 for further discussion.

   In August 2000 the Company issued $100.0 million of preferred stock to the Grover C. Coors Trust. See Note 14 for further discussion.

Note 16.  Commitments and Contingencies

   It is the policy of the Company generally to act as a self-insurer for certain insurable risks consisting primarily of employee health insurance programs. With respect to workers' compensation, the Company uses a variety of fully or partially self-funded insurance vehicles. The Company maintains certain stop-loss and excess insurance policies that reduce overall risk of financial loss.

   In the ordinary course of business, the Company is subject to various pending claims, lawsuits and contingent liabilities, including claims by current or former employees. In each of these cases, the Company is vigorously defending against them. Although the eventual outcome cannot be predicted, it is management's opinion that disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

   The Company is a partner in the Kalamazoo Valley Group, a partnership formed to develop and operate a landfill for the partners' disposal of paper residuals from their respective paperboard mills, and which borrowed $1.5 million for the construction of the landfill. Recently, the other parties have closed their paperboard mills and one minority partner has filed bankruptcy. The Company is evaluating its alternatives and liabilities under the partnership agreement and related note. The landfill remains in operation at December 31, 2001. However, if the partnership were to close the landfill, the Company's share of estimated closing costs, perpetual care obligations and debt repayment would approximate $2.5 million under the terms of the partnership agreement. The Company's investment of $1.3 million at December 31, 2001 is included in other long-term assets on the accompanying balance sheet.

   Some of the Company's operations have been notified that they may be potentially responsible parties (PRPs) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state laws with respect to the remediation of certain sites where hazardous substances have been released into the environment. The Company cannot predict with certainty the total costs of remediation, its share of the total costs, the extent to which contributions will be available from other parties, the amount of time necessary to complete the remediation or the availability of insurance. However, based on the investigations to date, the Company believes that any liability with respect to these sites would not be material to the financial condition, results of operations or cash flow of the Company, without consideration for insurance recoveries. There can be no certainty, however, that the Company will not be named as a PRP at additional sites or be subject to other environmental matters in the future or that the costs associated with those additional sites or matters would not be material.

   In connection with the sale of various businesses, the Company has periodically agreed to guarantee the collectibility of accounts receivable and indemnify purchasers for certain liabilities for a specified period of time. Such liabilities include, but are not limited to, environmental matters and the indemnification periods generally last for 2 to 15 years.

     In connection with the resale of the aluminum business in 1999, the Company guaranteed accounts receivable owed by the former owner of these assets. After the resale, the former owner refused to pay the amounts owed, $2.4 million. Pursuant to the terms of the resale agreement, the Company paid this amount and sued the former owner. The $2.4 million is reflected as a receivable on the Company's balance sheet. The former owner counterclaimed for an additional $11.0 million for certain spare parts and the Company claimed an additional $14.3 million in overpayment for raw materials to run the business prior to resale. The parties have filed motions for summary judgment. The Company does not believe that the result of this litigation will have a material adverse effect on its consolidated financial position, or results of operations or cash flows.

Note 17.  Segment Information

   The Company's reportable segments are based on its method of internal reporting, which is based on product category. Thus, the Company's one reportable segment in 2001 and 2000 is Packaging. The Company's Other segment in 1999 includes a real estate development partnership, a majority interest in a group of solar electric distribution companies prior to their August 3, 1999 sale and, prior to March 1999, several technology-based businesses.

   The accounting policies of the segments are the same as those described in
Note 1 and there are generally no intersegment transactions. In 1999, the Company evaluated the performance of its segments and allocated resources to them based primarily on operating income.

   The table below summarizes information, in thousands, about reportable segments as of and for the years ended December 31. Discontinued operations include CoorsTek.


                                                         Depreciation

                                               Operating     and                   Capital
                                    Net Sales   Income   Amortization   Assets   Expenditures
                                    ---------- --------- ------------ ---------- ------------
2001

Packaging.......................... $1,112,535 $ 59,854    $ 79,406   $1,229,335   $ 31,884
                                    ========== ========     =======    =========    =======
2000

Packaging.......................... $1,102,590 $ 51,223    $ 83,094   $1,332,518   $ 30,931
                                    ========== ========     =======    =========    =======
1999

Packaging.......................... $  805,593 $ 42,735    $ 55,406   $1,397,518   $ 74,273
Other..............................     44,562    2,103         618       19,699      1,568
                                    ---------- --------     -------    ---------    -------
   Segment total...................    850,155   44,838      56,024    1,417,217     75,841
Corporate..........................         --  (10,479)        260      225,954         17
Discontinued operations, net assets         --       --      22,711           --     15,597
                                    ---------- --------     -------    ---------    -------
   Consolidated total.............. $  850,155 $ 34,359    $ 78,995   $1,643,171   $ 91,455
                                    ========== ========     =======    =========    =======

   Corporate assets for 1999 consist primarily of a $200.0 million note receivable from CoorsTek as a result of the spin-off, and debt issuance costs.

   Certain financial information regarding the Company's domestic and foreign operations is included in the following summary, which excludes discontinued operating segments. Long-lived assets include plant, property and equipment, intangible assets, and certain other non-current assets.

                                                              Long-Lived
                                                    Net Sales    Assets
                                                    ---------- ----------
                                                         (In thousands)
                      2001
                      ----
                       United States................$1,109,293 $1,032,748

                      Canada.......................      3,242      1,736
                      Other........................         --      2,066
                                                    ---------- ----------
                        Total...................... $1,112,535 $1,036,550
                                                    ========== ==========
                      2000
                      ----
                       United States............... $1,100,491 $1,103,411

                      Canada.......................      2,099      1,974
                      Other........................         --      2,694
                                                    ---------- ----------
                        Total...................... $1,102,590 $1,108,079
                                                    ========== ==========
                      1999
                      ----

                       United States............... $  798,277 $1,189,599

                      Canada.......................     51,878      3,689
                      Other........................         --      2,694
                                                    ---------- ----------
                         Total..................... $  850,155 $1,195,982
                                                    ========== ==========

Note 18.  Supplemental Information

   The Company is in the process of completing a private placement offering of $300.0 million of senior subordinated notes. Under the proposed terms of the senior subordinated notes, Graphic Packaging Corporation, a wholly owned subsidiary of Graphic Packaging International Corporation, would be the issuer of the notes.

   The senior subordinated notes will be fully and unconditionally guaranteed by Graphic Packaging International Corporation and its other domestic subsidiaries. The foreign subsidiaries of Graphic Packaging International Corporation and a real estate development partnership will not guarantee the senior subordinated notes.

   The following presents condensed financial information of (a) Graphic Packaging Corporation (the "Issuer"); (b) Graphic Packaging International Corporation (the "Parent"); (c) the guarantor subsidiaries; (d) the nonguarantor subsidiaries; and (e) the Company on a consolidated basis.

   Graphic Packaging Corporation and Graphic Packaging International Corporation are co-borrowers under the Company's existing senior bank debt and subordinated debt agreements. Interest expense under these borrowing agreements is recorded by Graphic Packaging Corporation. In addition, Graphic Packaging Corporation incurred $8.6 million of additional interest expense in 2001 pursuant to a $92.7 million intercompany loan from Graphic Packaging International Corporation.

   The condensed consolidating financial statements are presented on the equity method. Under this method, investments in subsidiaries are recorded at cost and adjusted for the parent company's share of the subsidiaries' cumulative results of operations, capital contributions, distributions and other equity changes. The elimination entries relate primarily to investments in subsidiaries, intercompany loans and other intercompany transactions.

                   CONDENSED CONSOLIDATING INCOME STATEMENT

                          Year Ended December 31, 2001

                                (in thousands)


                                                         Guarantor   Nonguarantor              Consolidated
                                    Issuer     Parent   Subsidiaries Subsidiaries Eliminations    Total
                                  ----------  --------  ------------ ------------ ------------ ------------
Net sales........................ $1,108,878  $     --    $    --       $3,657      $    --     $1,112,535
Cost of goods sold...............    956,631        --         --        3,627           --        960,258
                                  ----------  --------    -------       ------      -------     ----------
Gross profit.....................    152,247        --         --           30           --        152,277

Selling, general and

  administrative expense.........     62,789        --         33           52           --         62,874
Goodwill amortization............     20,649        --         --           --           --         20,649
Asset impairment and
  restructuring charges..........      8,900        --         --           --           --          8,900
Equity in (earnings) of
  subsidiaries...................     (2,471)   (1,248)      (101)          --        3,820             --
                                  ----------  --------    -------       ------      -------     ----------

Operating income (loss)..........     62,380     1,248         68          (22)      (3,820)        59,854

Gain from sale of businesses and
  other assets...................         --        --      3,650           --           --          3,650
Interest (expense) income........    (61,941)    8,619        288          223           --        (52,811)
                                  ----------  --------    -------       ------      -------     ----------

Income (loss) before taxes.......        439     9,867      4,006          201       (3,820)        10,693
Income tax (expense) benefit.....       (174)   (3,928)    (1,595)         (80)       1,520         (4,257)
                                  ----------  --------    -------       ------      -------     ----------
Net income (loss)................        265     5,939      2,411          121       (2,300)         6,436
Preferred stock dividends
  declared.......................         --   (10,000)        --           --           --        (10,000)
                                  ----------  --------    -------       ------      -------     ----------
Net income (loss) attributable to
  common shareholders............ $      265  $ (4,061)   $ 2,411       $  121      $(2,300)    $   (3,564)
                                  ==========  ========    =======       ======      =======     ==========

                      CONDENSED CONSOLIDATING BALANCE SHEET

                              At December 31, 2001

                                (in thousands)


                                                                 Guarantor   Nonguarantor              Consolidated
                                             Issuer     Parent  Subsidiaries Subsidiaries Eliminations    Total
                                          ----------  -------- ------------ ------------ ------------ ------------
ASSETS
Current assets
 Cash and cash equivalents................ $    1,145  $    976  $      --    $   4,645    $      --    $    6,766
 Accounts receivable, net.................     56,560   135,301         93          834     (133,314)       59,474
 Inventories..............................     92,154        --         --          254           --        92,408
 Other assets.............................     33,101        --         --       24,024      (23,969)       33,156
                                           ----------  --------  ---------    ---------    ---------    ----------
   Total current assets...................    182,960   136,277         93       29,757     (157,283)      191,804

 Properties, net..........................    434,549        --         --        9,163           --       443,712
 Goodwill, net............................    559,696        --         --           --           --       559,696
 Other assets.............................     18,626   471,914      3,566       18,075     (478,058)       34,123
                                           ----------  --------  ---------    ---------    ---------    ----------
Total assets.............................. $1,195,831  $608,191  $   3,659    $  56,995    $(635,341)   $1,229,335
                                           ==========  ========  =========    =========    =========    ==========

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities
 Current maturities of
   long-term debt......................... $   36,156  $     --  $      --    $   1,217    $      --    $   37,373
 Accounts payable.........................     58,110       534         --          358           --        59,002
 Other current liabilities................     59,929    33,286      2,730        1,500      (24,419)       73,026
                                           ----------  --------  ---------    ---------    ---------    ----------
   Total current liabilities..............    154,195    33,820      2,730        3,075      (24,419)      169,401

Long-term debt............................    579,006        --         --        2,055      (92,675)      488,386
Other long-term liabilities...............    208,823     1,959      4,356      233,357     (374,595)       73,900
                                           ----------  --------  ---------    ---------    ---------    ----------
 Total liabilities........................    942,024    35,779      7,086      238,487     (491,689)      731,687

Shareholders' equity
 Preferred stock..........................         --   100,000         --           --           --       100,000
 Common stock.............................         --       322      1,829        1,540       (3,369)          322
 Paid-in capital..........................    283,787   234,975    234,075     (180,753)    (154,335)      417,749
 Retained earnings (deficit)..............     (8,993)  235,353   (239,331)      (1,643)      14,052          (562)
 Accumulated other comprehensive
   income (loss)..........................    (20,987)    1,762         --         (636)          --       (19,861)
                                           ----------  --------  ---------    ---------    ---------    ----------
   Total shareholders' equity.............    253,807   572,412     (3,427)    (181,492)    (143,652)      497,648
                                           ----------  --------  ---------    ---------    ---------    ----------
Total liabilities and shareholders' equity $1,195,831  $608,191  $   3,659    $  56,995    $(635,341)   $1,229,335
                                           ==========  ========  =========    =========    =========    ==========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                          Year Ended December 31, 2001

                                (in thousands)


                                                      Guarantor   Nonguarantor              Consolidated
                                Issuer     Parent    Subsidiaries Subsidiaries Eliminations    Total
                               ---------  --------   ------------ ------------ ------------ ------------
Net cash provided by (used in)
  operating activities........ $ 141,944  $ 12,772     $(3,650)      $  633       $  --      $ 151,699

                               ---------  --------   ------------ ------------ ------------ ------------
Cash flows from investing activities:

 Additions to properties......   (31,884)       --          --           --          --        (31,884)
 Proceeds from sales of
   assets.....................     5,300        --       3,650           --          --          8,950

                               ---------  --------   ------------ ------------ ------------ ------------
Net cash provided by (used in)
  investing activities........   (26,584)       --       3,650           --          --        (22,934)

Cash flows from financing activities:

 Proceeds from borrowings.....   206,750        --          --           --          --        206,750
 Repayment of debt............  (320,965)       --          --           --          --       (320,965)
 Preferred stock dividends
   paid.......................        --   (12,083)         --           --          --        (12,083)
 Common stock issuance and
   other......................        --       287          --           --          --            287

                               ---------  --------   ------------ ------------ ------------ ------------
Net cash used in financing
  activities..................  (114,215)  (11,796)-        --           --          --       (126,011)

Cash and cash equivalents:
 Net increase.................     1,145       976          --          633          --          2,754
 Balance at beginning of year.        --        --          --        4,012          --          4,012

                               ---------  --------   ------------ ------------ ------------ ------------
 Balance at end of year....... $   1,145  $    976     $    --       $4,645       $  --      $   6,766

                               =========  ========   ============ ============ ============ ============

Note 19.  Quarterly Financial Information (Unaudited)

   The following information summarizes selected quarterly financial information, in thousands except per share data, for each of the two years in the period ended December 31, 2001.


2001                                           First     Second    Third     Fourth      Year
----                                          --------  --------  --------  --------  ----------
Net sales.................................... $288,444  $283,252  $270,818  $270,021  $1,112,535
Cost of goods sold...........................  248,210   240,976   234,363   236,709     960,258
                                              --------  --------  --------  --------  ----------
Gross profit.................................   40,234    42,276    36,455    33,312     152,277
Selling, general and administrative expense..   14,489    16,428    16,061    15,896      62,874
Goodwill amortization........................    5,169     5,143     5,175     5,162      20,649
Asset impairment and restructuring charges...    2,000     1,000        --     5,900       8,900
                                              --------  --------  --------  --------  ----------
Operating income.............................   18,576    19,705    15,219     6,354      59,854
Gain from sale of businesses and other assets    3,650        --        --        --       3,650
Interest expense.............................  (16,125)  (13,530)  (12,429)  (10,727)    (52,811)
                                              --------  --------  --------  --------  ----------
Income (loss) before income taxes............    6,101     6,175     2,790    (4,373)     10,693
Income tax expense (benefit).................   (2,420)   (2,446)   (1,160)    1,769      (4,257)
                                              --------  --------  --------  --------  ----------
Net income (loss)............................    3,681     3,729     1,630    (2,604)      6,436
Preferred stock dividends declared...........   (2,500)   (2,500)   (2,500)   (2,500)    (10,000)
                                              --------  --------  --------  --------  ----------
Net income (loss) attributable to common
  shareholders............................... $  1,181  $  1,229  $   (870) $ (5,104) $   (3,564)
                                              ========  ========  ========  ========  ==========
Net income (loss) attributable to common
  shareholders per basic share............... $   0.04  $   0.04  $  (0.03) $  (0.16) $    (0.11)
                                              ========  ========  ========  ========  ==========
Net income (loss) attributable to common
  shareholders per diluted share............. $   0.04  $   0.04  $  (0.03) $  (0.16) $    (0.11)
                                              ========  ========  ========  ========  ==========


2000                                           First     Second    Third     Fourth      Year
----                                          --------  --------  --------  --------  ----------
Net sales.................................... $276,320  $273,189  $283,454  $269,627  $1,102,590
Cost of goods sold...........................  243,424   237,378   245,288   237,889     963,979
                                              --------  --------  --------  --------  ----------
Gross profit.................................   32,896    35,811    38,166    31,738     138,611
Selling, general and administrative expense..   15,777    16,076    14,259    15,022      61,134
Goodwill amortization........................    5,184     5,088     5,179     5,183      20,634
Asset impairment and restructuring charges...    3,420        --        --     2,200       5,620
                                              --------  --------  --------  --------  ----------
Operating income.............................    8,515    14,647    18,728     9,333      51,223
Gain from sale of businesses and other assets    5,407        --     2,405    11,360      19,172
Interest expense.............................  (19,680)  (21,650)  (21,702)  (19,039)    (82,071)
                                              --------  --------  --------  --------  ----------
Income (loss) before income taxes............   (5,758)   (7,003)     (569)    1,654     (11,676)
Income tax expense (benefit).................   (2,302)   (2,742)     (288)      654      (4,678)
                                              --------  --------  --------  --------  ----------
Net income (loss)............................   (3,456)   (4,261)     (281)    1,000      (6,998)
Preferred stock dividends declared...........       --        --    (1,306)   (2,500)     (3,806)
                                              --------  --------  --------  --------  ----------
Net income (loss) attributable to common
 shareholders................................ $ (3,456) $ (4,261) $ (1,587) $ (1,500) $  (10,804)
                                              ========  ========  ========  ========  ==========
Net income (loss) attributable to common
 shareholders per basic share................ $  (0.12) $  (0.15) $  (0.05) $  (0.05) $    (0.37)
                                              ========  ========  ========  ========  ==========
Net income (loss) attributable to common
 shareholders per diluted share.............. $  (0.12) $  (0.15) $  (0.05) $  (0.05) $    (0.37)
                                              ========  ========  ========  ========  ==========

   See Note 5 for detail on asset impairment and restructuring charges in 2001 and 2000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 21, 2002                      /s/  Jill B. W. Sisson
                                             ----------------------------------
                                             Jill B. W. Sisson
                                             (Secretary)




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